Exhibit 10(a)

ASSET PURCHASE AGREEMENT

By and Between

OSR Holding Corp.

a Delaware corporation

(“Buyer”)

and

OSR Solutions, Inc.

a New Jersey corporation

(“Seller”)

Dated March 2, 2010

TABLE OF CONTENTS

Page No,
SECTION 1 DEFINITIONS AND USAGE 1

SECTION 2 SALE AND TRANSFER OF ASSETS; CLOSING 5
2.1	Assets to Be Sold	5
2.2	Excluded Assets	6
2.3	Consideration	6
2.4	Liabilities	7
2.5	Allocation	7
2.6	Closing	7
2.7	Closing Obligations	7
2.8	Consents	9

SECTION 3 REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS
3.1	Organization and Good Standing	9
3.2	Enforceability; Authority; No Conflict	10
3.3	Capitalization	11
3.4	Financial Statements	11
3.5	Books and Records	11
3.6	Sufficiency of Assets	11
3.7	Description of Owned Real Property	11
3.8	Description of Leased Real Property	12
3.9	Title to Assets; Encumbrances	12
3.10	Condition of Facilities	12
3.11	Accounts Receivable	12
3.12	Inventories	13
3.13	No Undisclosed Liabilities	13
3.14	Taxes	13
3.15	No Material Adverse Change	15
3.16	Employee Benefits	15
3.17	Compliance with Legal Requirements; Governmental Authorizations	16
3.18	Legal Proceedings; Orders	17
3.19	Absence of Certain Changes and Events	17
3.20	Contracts; No Defaults	18
3.21	Insurance	19
3.22	Environmental Matters	19
3.23	Employees	20
3.24	Labor Disputes; Compliance	20
3.25	Intellectual Property Assets	20
3.26	Relationships with Related Persons	22
3.27	Brokers or Finders	23
3.28	Solvency	23
3.29	Disclosure	23

SECTION 4 REPRESENTATIONS AND WARRANTIES OF BUYER
4.1	Organization and Good Standing	23
4.2	Authority; No Conflict	23
4.3	Certain Proceedings	24
4.4	Brokers or Finders	24

SECTION 5 COVENANTS OF SELLER PRIOR TO CLOSING
5.1	Access and Investigation	24
5.2	Operation of the Business of Seller	24
5.3	Required Approvals	25
5.4	No Negotiation	25
5.5	Best Efforts	26
5.6	Change of Name	26
5.7	Payment of Liabilities	26

SECTION 6 COVENANTS OF BUYER PRIOR TO CLOSING
6.1	Required Approvals	26
6.2	Best Efforts	26

SECTION 7 CONDITIONS PRECEDENT TO BUYER’S OBLGIATION TO CLOSE
7.1	Accuracy of Representations	26
7.2	Seller’s Performance	26
7.3	Consents	27
7.4	Additional Documents	27
7.5	No Proceedings	27
7.6	No Conflict	27
7.7	Governmental Authorizations	28
7.8	Financing	28

SECTION 8 CONDITIONS PRECEDENT TO SELLER’S OBLGIATION TO CLOSE
8.1	Accuracy of Representations	28
8.2	Buyer’s Performance	28
8.3	Consents	28
8.4	Additional Documents	28
8.5	No Injunction	29

SECTION 9 TERMINATION
9.1	Termination Events	29
9.2	Effect of Termination	29

SECTION 10 ADDITIONAL COVENANTS
10.1	Employees and Employee Benefits	30
10.2	Payment of All Taxes Resulting from Sale of Assets by Seller	31
10.3	Payment of Other Retained Liabilities	31
10.4	Restrictions on Seller Dissolution and Distributions	31
10.5	Reports and Returns	31
10.6	Non-Competition, Non-Solicitation and Non-Disparagement	31

10.7	Customer and Other Business Relationships	32
10.8	Further Assurances	32
10.9	Cutoff	33
10.10	Liability for Events Prior to the Closing Date	33

SECTION 11 INDEMNIFICATIONS; REMEDIES
11.1	Survival	33
11.2	Indemnification and Reimbursement by Seller and Shareholders	33
11.3	Indemnification and Reimbursement by Buyer	34
11.4	Time Limitations	35
11.5	Right of Setoff	35
11.6	Third-Party Claims	35
11.7	Other Claims	37
11.8	Indemnification in Case of Strict Liability or Indemnitee Negligence	37

SECTION 12 CONFIDENTIALITY
12.1	Restricted Use of Confidential Information	37
12.2	Exceptions	38
12.3	Legal Proceedings	38
12.4	Return or Destruction of Confidential Information	38

SECTION 13 GENERAL PROVISIONS
13.1	Expenses	38
13.2	Public Announcements	39
13.3	Notices	39
13.4	Jurisdiction; Service of Process	40
13.5	Enforcement of Agreement	40
13.6	Waiver; Remedies Cumulative	40
13.7	Entire Agreement and Modification	40
13.8	Assignments, Successors and No Third-Party Rights	41
13.9	Severability	41
13.10	Construction	41
13.11	Time of Essence	41
13.12	Governing Law	41
13.13	Execution of Agreement	41

ASSET PURCHASE AGREEMENT

This Asset Purchase Agreement (“Agreement”) is made as of February 24, 2010, by OSR HOLDING CORP., a Delaware corporation (“Buyer”), OSR SOLUTIONS, INC., a New Jersey corporation (the “Seller”), and the Shareholders of the Company listed in Exhibit 2.6 attached hereto (the “Shareholders”).

R E C I T A L S

Shareholders own 1,172,935 shares of the common stock of Seller, which constitutes one hundred percent (100%) of the issued and outstanding shares of capital stock of Seller.  Seller desires to sell, and Buyer desires to purchase, the Assets of Seller for the consideration and on the terms set forth in this Agreement.

AGREEMENT

1.           DEFINITIONS AND USAGE

For purposes of this Agreement, the following terms and variations thereof have the meanings specified or referred to in this Section 1.1:

“Appurtenances”--all privileges, rights, easements, hereditaments and appurtenances belonging to or for the benefit of the Land, including all easements appurtenant to and for the benefit of any Land (a “Dominant Parcel”) for, and as the primary means of access between, the Dominant Parcel and a public way, or for any other use upon which lawful use of the Dominant Parcel for the purposes for which it is presently being used is dependent, and all rights existing in and to any streets, alleys, passages and other rights-of-way included thereon or adjacent thereto (before or after vacation thereof) and vaults beneath any such streets.
“Assets”--as defined in Section 2.1.
“Assumed Liabilities”--as defined in Section 2.4(a).
“Balance Sheet”--as defined in Section 3.4.
“Best Efforts” –the efforts that a prudent Person desirous of achieving a result would use in similar circumstances to ensure that such result is achieved as expeditiously as possible.
“Breach”--any breach of, or any inaccuracy in, any representation or warranty or any breach of, or failure to perform or comply with, any covenant or obligation, in or of this Agreement or any other Contract, or any event which with the passing of time or the giving of notice, or both, would constitute such a breach, inaccuracy or failure.
“Business” –shall mean the business conducted by the Seller using the Assets prior to the Closing.
“Business Day”--any day other than (a) Saturday or Sunday or (b) any other day on which banks in Tampa, Florida are permitted or required to be closed.
“Buyer”--as defined in the first paragraph of this Agreement.
“Buyer Indemnified Persons”--as defined in Section 11.2.
“Closing”--as defined in Section 2.6.
“Closing Date”--the date on which the Closing actually takes place.
“Code”--the Internal Revenue Code of 1986.
“Confidential Information”--The term “Confidential Information” includes any and all of the following information of Seller, Buyer or Shareholders that has been or may hereafter be disclosed in any form, whether in writing, orally, electronically or otherwise:
(i)           all information that is a trade secret under applicable trade secret or other law;
(ii)           all information concerning product specifications, data, know-how, formulae, compositions, processes, designs, sketches, photographs, graphs, drawings, samples, inventions and ideas, past, current and planned research and development, current customer lists, business plans, computer hardware, Software and computer software and database technologies, systems, structures and architectures;
(iii)           all information concerning the business and affairs of the disclosing party (which includes historical and current financial statements, financial projections and budgets, tax returns and accountants’ materials, historical, current and projected sales, capital spending budgets and plans, business plans, and all information obtained from review of the disclosing party’s documents or property or discussions with the disclosing party regardless of the form of the communication.
“Copyrights”—as defined in Section 3.25.
“Consent”--any approval, consent, ratification, waiver or other authorization.
“Contemplated Transactions”--all of the transactions contemplated by this Agreement.
“Contract”--any agreement, contract, Lease, consensual obligation, promise or undertaking (whether written or oral and whether express or implied), whether or not legally binding.
“Damages”--as defined in Section 11.2.
“Effective Time”—March 1, 2010.
“Employee Plans”--as defined in Section 3.16(a).
“Employment Agreement”--as defined in Section 2.7(a)(vi).
“Environmental, Health and Safety Liabilities”--any cost, damages, expense, liability, obligation or other responsibility arising from or under any Environmental Law or Occupational Safety and Health Law.
“Environmental Law”--any Legal Requirement that relates to or regulates the environment, hazardous materials, release of pollutants or clean-up of such materials.
“ERISA”--the Employee Retirement Income Security Act of 1974.
“Exchange Act”--the Securities Exchange Act of 1934.
“Excluded Assets”--as defined in Section 2.2.
“Facilities” –any real property, leaseholds, or other interests currently or formerly owned or operated by the Seller and any buildings, plants, structures, or equipment (including motor vehicles, tank cars, and rolling stock) currently or formerly owned or operated by the Seller.
“GAAP”--generally accepted accounting principles for financial reporting in the United States, applied on a consistent basis.
“Governing Documents”--with respect to any particular entity, (a) if a corporation, the articles or certificate of incorporation and the bylaws; (b) if a general partnership, the partnership agreement and any statement of partnership; (c) if a limited partnership,  the limited partnership agreement and the certificate of limited partnership; (d) if a limited liability company, the articles of organization and operating agreement; (e) if another type of Person, any other charter or similar document adopted or filed in connection with the creation, formation or organization of the Person; (f) all equity holders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equity holders of any Person; and (g) any amendment or supplement to any of the foregoing.
“Governmental Authorization”--any Consent, license, registration or permit issued, granted, given or otherwise made available by or under the authority of any Governmental Body or pursuant to any Legal Requirement.
“Governmental Body”--any:
(a)           nation, state, county, city, town, borough, village, district or other jurisdiction;
(b)           federal, state, local, municipal, foreign or other government;
(c)           governmental or quasi-governmental authority of any nature (including any agency, branch, department, board, commission, court, tribunal or other entity exercising governmental or quasi-governmental powers);
(d)           multinational organization or body;
(e)           body exercising, or entitled or purporting to exercise, any administrative, executive, judicial, legislative, police, regulatory or taxing authority or power; or
(f)           official of any of the foregoing
“Ground Lease”--any long-term lease of land in which most of the rights and benefits comprising ownership of the land and the improvements thereon or to be constructed thereon, if any, are transferred to the tenant for the term thereof.
“Ground Lease Property”--any land, improvements and appurtenances subject to a Ground Lease in favor of Seller.
“Hazardous Activity”--the distribution, generation, handling, importing, management, manufacturing, processing, production, refinement, Release, storage, transfer, transportation, treatment or use (including any withdrawal or other use of groundwater) of Hazardous Material in, on, under, about or from any of the Facilities or any part thereof into the Environment and any other act, business, operation or thing that increases the danger, or risk of danger, or poses an unreasonable risk of harm, to persons or property on or off the Facilities.
“Hazardous Material”--any substance, material or waste which is or will foreseeably be regulated by any Governmental Body, including any material, substance or waste which is defined as a “hazardous waste,” “hazardous material,” “hazardous substance,” “extremely hazardous waste,” “restricted hazardous waste,” “contaminant,” “toxic waste” or “toxic substance” under any provision of Environmental Law, and including petroleum, petroleum products, asbestos, presumed asbestos-containing material or asbestos-containing material, urea formaldehyde and polychlorinated biphenyls.
“Improvements”--all buildings, structures, fixtures and improvements located on the Land or included in the Assets, including those under construction.
“Indemnified Person”--as defined in Section 11.6(a).
“Indemnifying Person”--as defined in Section 11.6(a).
“Intellectual Property Assets”--as defined in Section 3.25(a).
“Interim Balance Sheet”--as defined in Section 3.4.
“Inventories”--all inventories of Seller, wherever located, including all finished goods, work in process, raw materials, spare parts and all other materials and supplies to be used or consumed by Seller in the production of finished goods.
“IRS”--the United States Internal Revenue Service and, to the extent relevant, the United States Department of the Treasury.
“Knowledge”--an individual will be deemed to have Knowledge of a particular fact or other matter if:
(a)	that individual is actually aware of that fact or matter; or

(b)	a prudent individual could be expected to discover or otherwise become aware of that fact or matter in the course of conducting a reasonably comprehensive investigation regarding the accuracy of any representation or warranty contained in this Agreement.

A Person (other than an individual) will be deemed to have Knowledge of a particular fact or other matter if any individual who is serving, or who has at any time served, as a director, officer, partner, executor or trustee of that Person (or in any similar capacity) has, or at any time had, Knowledge of that fact or other matter (as set forth in (a) and (b) above), and any such individual (and any individual party to this Agreement) will be deemed to have conducted a reasonably comprehensive investigation regarding the accuracy of the representations and warranties made herein by that Person or individual.

“Land”--all parcels and tracts of land in which Seller has an ownership interest.
“Lease”--any Real Property Lease or any lease or rental agreement, license, right to use or installment and conditional sale agreement to which Seller is a party and any other Seller Contract pertaining to the leasing or use of any Tangible Personal Property.
“Legal Requirement”--any federal, state, local, municipal, foreign, international, multinational or other constitution, law, ordinance, principle of common law, code, regulation, statute or treaty.
“Marks”--as defined in Section 3.25(a)(i).
“Material Consents”--as defined in Section 7.3.
“Occupational Safety and Health Law”--any Legal Requirement designed to provide safe and healthful working conditions and to reduce occupational safety and health hazards, including the Occupational Safety and Health Act, and any program, whether governmental or private (such as those promulgated or sponsored by industry associations and insurance companies), designed to provide safe and healthful working conditions.
“Order”--any order, injunction, judgment, decree, ruling, assessment or arbitration award of any Governmental Body or arbitrator.
“Patents”--as defined in Section 3.25(a)(ii).
“Permitted Encumbrances”--as defined in Section 3.9(b).
“Person”--an individual, partnership, corporation, business trust, limited liability company, limited liability partnership, joint stock company, trust, unincorporated association, joint venture or other entity or a Governmental Body.
“Proceeding”--any action, arbitration, audit, hearing, investigation, litigation or suit (whether civil, criminal, administrative, judicial or investigative, whether formal or informal, whether public or private) commenced, brought, conducted or heard by or before, or otherwise involving, any Governmental Body or arbitrator.
“Purchase Price”--as defined in Section 2.3.
“Real Property”--the Land and Improvements and all Appurtenances thereto and any Ground Lease Property.
“Real Property Lease”--any Ground Lease or Space Lease.
“Record”--information that is inscribed on a tangible medium or that is stored in an electronic or other medium and is retrievable in perceivable form.
“Related Person”--an individual who is related by family or any person controlled by or under common controls with another person.
“Representative”--with respect to a particular Person, any director, officer, manager, employee, agent, consultant, advisor, accountant, financial advisor, legal counsel or other representative of that Person.
“Retained Liabilities”--as defined in Section 2.4(b).
“SEC”--the United States Securities and Exchange Commission.
“Securities Act”—the Securities Act of 1933.
“Seller”--as defined in the first paragraph of this Agreement.
“Seller Contract”--any Contract (a) under which Seller has or may acquire any rights or benefits; (b) under which Seller has or may become subject to any obligation or liability; or (c) by which Seller or any of the assets owned or used by Seller is or may become bound.
“Shareholders”--as defined in the first paragraph of this Agreement.
“Software”--all computer software and subsequent versions thereof, including source code, object, executable or binary code, objects, comments, screens, user interfaces, report formats, templates, menus, buttons and icons and all files, data, materials, manuals, design notes and other items and documentation related thereto or associated therewith.
“Subsidiary”--with respect to any Person (the “Owner”), any corporation or other Person of which securities or other interests having the power to elect a majority of that corporation’s or other Person’s board of directors or similar governing body, or otherwise having the power to direct the business and policies of that corporation or other Person (other than securities or other interests having such power only upon the happening of a contingency that has not occurred), are held by the Owner or one or more of its Subsidiaries.
“Tax”--any income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, property, environmental, windfall profit, customs, vehicle, airplane, boat, vessel or other title or registration, capital stock, franchise, employees' income withholding, foreign or domestic withholding, social security, unemployment, disability, real property, personal property, sales, use, transfer, value added, alternative, add-on minimum and other tax, fee, assessment, levy, tariff, charge or duty of any kind whatsoever and any interest, penalty, addition or additional amount thereon imposed, assessed or collected by or under the authority of any Governmental Body or payable under any tax-sharing agreement or any other Contract.
“Third Party”--a Person that is not a party to this Agreement.
“Third-Party Claim”--any claim against any Indemnified Person by a Third Party, whether or not involving a Proceeding.

2.           SALE AND TRANSFER OF ASSETS; CLOSING

2.1           ASSETS TO BE SOLD
Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, but effective as of the Effective Time, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in and to all of Seller’s property and assets real, personal or mixed, tangible and intangible of every kind and description, wherever located (but excluding the Excluded Assets):

All of the property and assets to be transferred to Buyer hereunder are herein referred to collectively as the “Assets.”

Notwithstanding the foregoing, the transfer of the Assets pursuant to this Agreement shall not include the assumption of any Liability related to the Assets unless Buyer expressly assumes that Liability pursuant to Section 2.4.  Seller delivers all Assets clear and free from all liens and litigations from any and all creditors and lenders, if any.

In addition, Seller shall grant Buyer an option to invest in or purchase LAXAI (Avanti Life Sciences Pvt. Ltd. in the form attached hereto as Exhibit 2.1.

2.2           EXCLUDED ASSETS
Notwithstanding anything to the contrary contained in Section 2.1 or elsewhere in this Agreement, the assets of Seller listed in Schedule 2.2 attached hereto (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Assets and shall remain the property of Seller after the Closing.

2.3           CONSIDERATION
(a)           The consideration for the Assets (the “Purchase Price”) will be as follows:  (a) Two Million Two Hundred Fifty Thousand Dollars ($2,250,000) in cash, (b) 5,603,281 shares of the common stock of the Buyers parent company, Laxai Pharma, Ltd. valued at $.04 per share ($220,000), (provided that Buyer shall be granted a right of first refusal to repurchase such shares in the form set forth as Exhibit 2.3), and (c) the assumption of the Assumed Liabilities in the amount of $602,681.97 as delineated more specifically in Schedule 2.4(a).  The Purchase Price shall be allocated among the Assets in accordance with Section 2.5 attached hereto.  In accordance with Section 2.7(b), the Purchase Price, shall be delivered by Buyer to Seller as follows: (i) (A) $1,500,000 in cash at Closing, or in the alternative (B) $1,250,000 in cash at Closing and an option in the form attached hereto as Exhibit 2.3(a)(i)(B) hereof, in either case such payment under this Section 2.3(a)(i) shall be reduced by the net receivable due to LALS, the funds representing this receivable will be placed in a Security Account pursuant to Section 2.3(c) below; (ii) $250,000 in cash payable December 31, 2010, subject to interest at the prime rate of 3.25%, as of February 23, 2010; (iii) $250,000 in cash payable December 31, 2011, subject to interest at the prime rate of 3.25%, as of February 23, 2010; and (iv) $250,000 in cash payable December 31, 2012, subject to interest at the prime rate of 3.25%, as of February 23, 2010.

(b)           Payments required under section ii, iii and iv above are subject to the following adjustments:  (i) Such payments will be reduced by the amount that annual audited EBITDA for the Assets during the year ending on the date of the required payment is less than $1,000,000.  The amount of such reduction will be $250,000 times the following ratio:  EBITDA related to the operation of the Assets determined as of December 31, 2010 divided by $1,000,000.  This adjustment shall be reduced to the extent that EBITDA is reduced by overhead costs that exceed $125,000 per month.  Furthermore, this clause shall not be applicable in the event Vamsi Maddipatla does not have the power to hire or terminate key employees, whose employment could have a material effect on EBITDA.  (ii) The payments due under this Section 2.3, except for payments due under Section 2.3(a)(i) and 2.3(a)(c) above, will be reduced and/or increased dollar for dollar by the amount the net worth of the Seller -- as calculated using the Interim Balance Sheet dated February 28, 2010 -- is more or less than the net worth of the Seller calculated using the Balance Sheet that is audited by an accounting firm approved by the PCAOB, provided that such audit must be completed no later than 6 months following the end of

Seller’s current fiscal year.  (iii) At the Closing the debt owed by the Seller to TD Bank, formerly known as Commerce Bank, shall be paid by Vamsi Maddipatla from the Purchase Price paid at Closing, or in the alternative the Buyer shall payoff the obligation to TD Bank directly and the cash payment required under Section 2.3(a)(i) above shall be reduced accordingly.  The Buyer shall then issue a promissory note to Vamsi Maddipatla in the amount paid to TD Bank.  Such Note shall be in the form attached hereto as Exhibit 2.3(b), which shall be payable over a twelve (12) month period from date of Closing; and (iv) Payments due under this Section 2.3 will also be reduced for any losses incurred by Buyer as a result of any breach of this Agreement by the Seller.

(c)           LALS, an affiliate of Seller, owes certain funds to Seller, which are carried on Seller’s books as a receivable “LALS Receivable”.  Seller owes certain funds to LALS, which are carried on Seller’s books as a payable “LALS payable”.  An amount of the Purchase Price equal to $100,000 shall be placed in a checking account held by a third party financial institution (the “Security Account”) pursuant to an agreement between the Buyer and the lender to the Buyer, in accordance with the terms of a lockbox agreement.  This portion of the Purchase Price shall be released to the Seller dollar for dollar as the amount of the LALS Receivable reduced by the amount of the the LALS payable is reduced below $100,000 due to payment by LALS.

2.4           LIABILITIES
(a)           Assumed Liabilities. On the Closing Date, but effective as of the Effective Time, Buyer shall assume and agree to discharge only the Liabilities of Seller listed in Schedule 2.4(a) attached hereto (the “Assumed Liabilities”):

(b)           Retained Liabilities. The Retained Liabilities shall remain the sole responsibility of and shall be retained, paid, performed and discharged solely by Seller.  “Retained Liabilities” listed in Schedule 2.4(b) shall mean every Liability of Seller other than the Assumed Liabilities.

2.5           ALLOCATION
The Purchase Price shall be allocated in accordance with Schedule 2.5.  After the Closing, the parties shall make consistent use of the allocation, fair market value and useful lives specified in Exhibit 2.5 for all Tax purposes and in all filings, declarations and reports with the IRS in respect thereof, including the reports required to be filed under Section 1060 of the Code.  In any Proceeding related to the determination of any tax, neither Buyer nor Seller or Shareholders shall contend or represent that such allocation is not a correct allocation.

2.6           CLOSING
The purchase and sale provided for in this Agreement (the “Closing”) will take place at the offices of Seller’s counsel commencing at 12:00 p.m. (local time) on March 2, 2010 unless the parties shall agree on another time and place.  It is hereby agreed that the closing may be made into escrow pending necessary filings with the United States Securities and Exchange Commission.

2.7           CLOSING OBLIGATIONS
In addition to any other documents to be delivered under other provisions of this Agreement, at the Closing:

(a)           Seller and Shareholders, as the case may be, shall deliver to Buyer, together with funds sufficient to pay all Taxes necessary for the transfer, filing or recording thereof:

(i)           a bill of sale for all of the Assets that are tangible personal property executed by Seller;
(ii)           an assignment of all of the Assets that are intangible personal property, which assignment shall also contain Buyer’s undertaking and assumption of the Assumed Liabilities (the “Assignment and Assumption Agreement”) executed by Seller in the form attached hereto as Exhibit 2.7(ii);
(iii)           for each interest in Real Property a recordable warranty deed, an Assignment and Assumption of Lease or such other appropriate document or instrument of transfer, as the case may require, each in form and substance satisfactory to Buyer and its counsel and executed by Seller;
(iv)           assignments of all Intellectual Property Assets and separate assignments of all registered Marks, Patents and Copyrights;
(v)           such other deeds, bills of sale, assignments, certificates of title, documents  and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer and its legal counsel and executed by Seller and or Shareholders;
(vi)           an employment agreement, executed by Mr. Vamsi Maddipatla in the form attached hereto as Exhibit 2.7(vi) (the “Employment Agreement”);
(vii)           non-competition agreements, executed by each Shareholder provided that they will not compete or provide Clinical Research, Clinical Data Management, Drug Research, Drug Discovery, Biology, Medicinal Chemistry, Process R&D, IT consulting and related services onsite, offsite or offshore for 3 years from date of Closing in the form attached as Exhibit 2.7(vii) (the “Noncompetition Agreements”).  This clause shall not prohibit LALS’ business activities relating to discovery and chemistry services;
(viii)           a certificate executed by Seller and each Shareholder as to the accuracy of their representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 7.1 and as to their compliance with and performance of their covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 7.2; and
(ix)           a certificate of the Secretary of Seller certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Seller, certifying and attaching all requisite resolutions or actions of Seller’s board of directors and shareholders approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Seller executing this Agreement and any other document relating to the Contemplated Transactions.
(x)           personal loans to the Seller made by Shareholder, Vamsi Maddipatla, in the principal amount of $60,755.00 and Shailesh Dave in the principal amount of $10,000.00 shall be repaid by Seller at the Closing.

(b)           Buyer shall deliver to Seller and Shareholders, as the case may be:

(i)           One Million Five Hundred Thousand Dollars ($1,500,000) by bank cashier’s or certified check payable to the order of or by wire transfer to accounts specified by Seller:
(ii)           the Assignment and Assumption Agreement executed by Buyer;
(iii)           the Employment Agreement executed by Buyer;
(iv)           the Noncompetition Agreements executed by Buyer;
(v)           a certificate executed by Buyer as to the accuracy of its representations and warranties as of the date of this Agreement and as of the Closing in accordance with Section 8.1 and as to its compliance with and performance of its covenants and obligations to be performed or complied with at or before the Closing in accordance with Section 8.2; and
(vi)           a certificate of the Secretary of Buyer certifying, as complete and accurate as of the Closing, attached copies of the Governing Documents of Buyer  and certifying and attaching all requisite resolutions or actions of Buyer’s board of directors approving the execution and delivery of this Agreement and the consummation of the Contemplated Transactions and certifying to the incumbency and signatures of the officers of Buyer executing this Agreement and any other document relating to the Contemplated Transactions.

2.8           CONSENTS
If there are any Material Consents that have not yet been obtained (or otherwise are not in full force and effect) as of the Closing, in the case of each Seller Contract as to which such Material Consents were not obtained (or otherwise are not in full force and effect) (the “Restricted Material Contracts”), Buyer may, but will not be required to, waive the closing conditions as to any such Material Consent and either:

(i)           elect to have Seller continue its efforts to obtain the Material Consents; or
(ii)           elect to have Seller retain that Restricted Material Contract and all Liabilities arising therefrom or relating thereto.

3.	REPRESENTATIONS AND WARRANTIES OF SELLER AND SHAREHOLDERS

3.1           ORGANIZATION AND GOOD STANDING
(a)           Schedule 3.1(a) contains a complete and accurate list of Seller’s jurisdiction of incorporation and any other jurisdictions in which it is qualified to do business as a foreign corporation.  Seller is a corporation duly organized, validly existing and in good standing under the laws of its jurisdiction of incorporation, with full corporate power and authority to conduct its business as it is now being conducted, to own or use the properties and assets that it purports to own or use, and to perform all its obligations under the Seller Contracts.  Seller is duly qualified to do business as a foreign corporation and is in good standing under the laws of each state or other jurisdiction in which either the ownership or use of the properties owned or used by it, or the nature of the activities conducted by it, requires such qualification.

(b)           Complete and accurate copies of the Governing Documents of Seller, as currently in effect, are attached to Schedule 3.1(b).

(c)           Seller has no Subsidiary and, except as disclosed in Schedule 3.1(c), does not own any shares of capital stock or other securities of any other Person.

3.2           ENFORCEABILITY; AUTHORITY; NO CONFLICT
(a)           This Agreement constitutes the legal, valid and binding obligation of Seller and each Shareholder, enforceable against each of them in accordance with its terms.  Upon the execution and delivery by Seller and Shareholders of the Employment Agreement, the Noncompetition Agreement and each other agreement to be executed or delivered by any or all of Seller and Shareholders at the Closing (collectively, the “Seller’s Closing Documents”), each of Seller’s Closing Documents will constitute the legal, valid and binding obligation of each of Seller and the Shareholders, enforceable against each of them in accordance with its terms.  Seller has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Seller’s Closing Documents to which it is a party and to perform its obligations under this Agreement and the Seller’s Closing Documents, and such action has been duly authorized by all necessary action by Seller’s shareholders and board of directors.  Each Shareholder has all necessary legal capacity to enter into this Agreement and the Seller’s Closing Documents to which such Shareholder is a party and to perform his obligations hereunder and thereunder.

(b)           Except as set forth in Schedule 3.2(b), neither the execution and delivery of this Agreement nor the consummation or performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time):

(i)	Breach (A) any provision of any of the Governing Documents of Seller or (B) any resolution adopted by the board of directors or the shareholders of Seller;
(ii)
Breach or give any governmental body or other Person the right to challenge any of the Contemplated Transactions or to exercise any remedy or obtain any relief under any Legal Requirement or any Order to which Seller or either Shareholder, or any of the Assets, may be subject;

(iii)
contravene, conflict with or result in a violation or breach of any of the terms or requirements of, or give any Governmental Body the right to revoke, withdraw, suspend, cancel, terminate or modify, any Governmental Authorization that is held by Seller or that otherwise relates to the Assets or to the business of Seller;

(iv)	cause Buyer to become subject to, or to become liable for the payment of, any Tax;
(v)
Breach any provision of, or give any Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract;

(vi)	result in the imposition or creation of any Encumbrance upon or with respect to any of the Assets; or
(vii)	result in any shareholder of the Seller having the right to exercise dissenters’ appraisal rights.

(c)           Except as set forth in Schedule 3.2(c), neither Seller nor any Shareholder is required to give any notice to or obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

3.3           CAPITALIZATION
The authorized equity securities of Seller consist of Two Million (2,000,000) shares of common stock, par value of one cent ($0.01) per share, of which One Million One Hundred Seventy-Two Thousand Nine Hundred Thirty-Five (1,172,935) shares are issued and outstanding, of which One Million One Hundred Seventy-Two Thousand Nine Hundred Thirty-Five (1,172,935) are owned by the Shareholders.  Shareholders are and will be on the Closing Date the record and beneficial owners and holders of the shares owned by each of them, free and clear of all Encumbrances.

3.4           FINANCIAL STATEMENTS
Seller has delivered to Buyer: (a) a balance sheet of Seller as at December 31, 2009, 2008 and 2007 (including the notes thereto, the “Balance Sheet”), and the related statements of income, changes in shareholders’ equity and cash flows for the fiscal year then ended, including in each case the notes thereto, together with the report thereon of an independent certified public accountants; (b) an unaudited balance sheet of Seller as at February 28, 2010, (the “Interim Balance Sheet”) and the related unaudited statement of income, changes in shareholders’ equity, and cash flows for the period ending February 28, 2010 (approximately two months) months then ended.  Such financial statements fairly present the financial condition and the results of operations, changes in shareholders’ equity and cash flows of Seller as at the respective dates of and for the periods referred to in such financial statements, all in accordance with GAAP.  The financial statements referred to in this Section 3.4 reflect and will reflect the consistent application of such accounting principles throughout the periods involved, except as disclosed in the notes to such financial statements.

3.5           BOOKS AND RECORDS
The books of account and other financial Records of Seller, all of which have been made available to Buyer, are complete and correct and represent actual, bona fide transactions and have been maintained in accordance with sound business practices, including the maintenance of an adequate system of internal controls.  The minute books of Seller, all of which have been made available to Buyer, contain accurate and complete Records of all meetings held of, and corporate action taken by, the shareholders, the board of directors and committees of the board of directors of Seller, and no meeting of any such shareholders, board of directors or committee has been held for which minutes have not been prepared or are not contained in such minute books.

3.6           SUFFICIENCY OF ASSETS
Except as set forth in Schedule 3.6, the Assets (a) constitute all of the assets, tangible and intangible, of any nature whatsoever, necessary to operate Seller’s business in the manner presently operated by Seller and (b) include all of the operating assets of Seller.

3.7           DESCRIPTION OF OWNED REAL PROPERTY
Schedule 3.7 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has an ownership interest.

3.8           DESCRIPTION OF LEASED REAL PROPERTY
Schedule 3.8 contains a correct legal description, street address and tax parcel identification number of all tracts, parcels and subdivided lots in which Seller has a leasehold interest and an accurate description (by location, name of Lessor, date of Lease and term expiry date) of all Real Property Leases.

3.9           TITLE TO ASSETS; ENCUMBRANCES
(a)           Seller owns good and marketable title to its respective estates in the real property described in Schedules 3.7 and 3.8, free and clear of any Encumbrances, other than:

(i)           liens for Taxes for the current tax year which are not yet due and payable; and
(ii)           those described in Schedule 3.9(a) (“Real Estate Encumbrances”).

Seller warrants to Buyer that, at the time of Closing, the real estate shall be free and clear of all Real Estate Encumbrances other than those identified on Schedule 3.9(a) as acceptable to Buyer (“Permitted Real Estate Encumbrances”).

(b)           Seller owns good and transferable title to all of the other Assets free and clear of any Encumbrances other than those described in Schedule 3.9(b) (“Non-Real Estate Encumbrances”). Seller warrants to Buyer that, at the time of Closing, all other Assets shall be free and clear of all Non-Real Estate Encumbrances other than those identified on Schedule 3.9(b) as acceptable to Buyer (“Permitted Non-Real Estate Encumbrances” and, together with the Permitted Real Estate Encumbrances, “Permitted Encumbrances”).

3.10           CONDITION OF FACILITIES
(a)           Use of the Real Property for the various purposes for which it is presently being used is permitted as of right under all applicable zoning legal requirements and is not subject to “permitted nonconforming” use or structure classifications.  All Improvements are in compliance with all applicable Legal Requirements, including those pertaining to zoning, building and the disabled, are in good repair and in good condition, ordinary wear and tear excepted, and are free from latent and patent defects.

(b)           Each item of tangible personal property is in good repair and good operating condition, ordinary wear and tear excepted, is suitable for immediate use in the Ordinary Course of Business and is free from latent and patent defects.  No item of tangible personal property is in need of repair or replacement other than as part of routine maintenance in the ordinary course of business.  Except as disclosed in Schedule 3.10(b), all tangible personal property used in Seller’s business is in the possession of Seller.

3.11           ACCOUNTS RECEIVABLE
All Accounts Receivable that are part of the Assets represent or will represent valid obligations arising from sales actually made or services actually performed by Seller in the Ordinary Course of Business.  Except to the extent paid prior to the Closing Date, such Accounts Receivable are or will be as of the Closing Date current and collectible net of the respective reserves shown on the Balance Sheet or the Interim Balance Sheet or on the Closing Financial Statement.  Subject to such reserves, each of such Accounts Receivable either has been or will be collected in full, without any setoff, within ninety (90) days after the day on which it first becomes due and payable.  There is no contest, claim, defense or right of setoff, other than returns in the Ordinary Course of Business of Seller, under any Contract with any account debtor of an Account Receivable relating to the amount or validity of such Account Receivable.  Schedule 3.11 contains a complete and accurate list of all Accounts Receivable included in the Assets.

3.12           INVENTORIES
All items included in the Inventories consist of a quality and quantity usable and, with respect to finished goods, saleable, in the Ordinary Course of Business of Seller except for obsolete items and items of below-standard quality, all of which have been written off or written down to net realizable value in the Balance Sheet or the Interim Balance Sheet or on the accounting Records of Seller as of the Closing Date, as the case may be. Seller is not in possession of any inventory not owned by Seller, including goods already sold.  All of the Inventories have been valued at the lower of cost or market.  Inventories now on hand that were purchased after the date of the Balance Sheet or the Interim Balance Sheet were purchased in the Ordinary Course of Business of Seller at a cost not exceeding market prices prevailing at the time of purchase.  The quantities of each item of Inventories (whether raw materials, work-in-process or finished goods) are not excessive but are reasonable in the present circumstances of Seller.  Work-in-process Inventories are now valued, and will be valued on the Closing Date, according to GAAP.

3.13           NO UNDISCLOSED LIABILITIES
Except as set forth in Schedule 3.13, Seller has no Liability except for Liabilities reflected or reserved against in the Balance Sheet or the Interim Balance Sheet and current liabilities incurred in the Ordinary Course of Business of Seller since the date of the Interim Balance Sheet.

3.14           TAXES
(a)           Tax Returns Filed and Taxes Paid.  Seller has filed or caused to be filed on a timely basis all Tax Returns and all reports with respect to Taxes that are or were required to be filed pursuant to applicable Legal Requirements.  All Tax Returns and reports filed by Seller are true, correct and complete.  Seller has paid, or made provision for the payment of, all Taxes that have or may have become due for all periods covered by the Tax Returns or otherwise, or pursuant to any assessment received by Seller, except such Taxes, if any, as are listed in Schedule 3.14(a) and are being contested in good faith and as to which adequate reserves (determined in accordance with GAAP) have been provided in the Balance Sheet and the Interim Balance Sheet.  Except as provided in Schedule 3.14(a), Seller currently is not the beneficiary of any extension of time within which to file any Tax Return.  No claim has ever been made or is expected to be made by any Governmental Body in a jurisdiction where Seller does not file Tax Returns that it is or may be subject to taxation by that jurisdiction.  There are no Encumbrances on any of the Assets that arose in connection with any failure (or alleged failure) to pay any Tax, and Seller has no Knowledge of any basis for assertion of any claims attributable to Taxes which, if adversely determined, would result in any such Encumbrance.

Substantial Understatement Penalty.  Seller has disclosed on its federal income Tax Returns all positions taken therein that could give rise to a substantial understatement of federal income Tax within the meaning of Code Section 6662.

(b)           Delivery of Tax Returns and Information Regarding Audits and Potential Audits.  Seller has delivered or made available to Buyer copies of, and Schedule 3.14(b) contains a complete and accurate list of, all Tax Returns filed since December 31, 2006.  Schedule 3.14(b) contains a complete and accurate list of all Tax Returns of Seller that have been audited or are currently under audit and accurately describe any deficiencies or other amounts that were paid or are currently being contested.  To the Knowledge of Seller, no undisclosed deficiencies are expected to be asserted with respect to any such audit.  Except as described in Schedule 3.14(b), Seller has not given or been requested to give waivers or extensions (or is or would be subject to a waiver or extension given by any other Person) of any statute of limitations relating to the payment of Taxes of Seller or for which Seller may be liable.  Seller has delivered, or made available to Buyer, copies of any examination reports, statements or deficiencies or similar items with respect to such audits.  Except as provided in Schedule 3.14(b), Seller has no Knowledge that any Governmental Body is likely to assess any additional taxes for any period for which Tax Returns have been filed.  There is no dispute or claim concerning any Taxes of Seller either (i) claimed or raised by any Governmental Body in writing or (ii) as to which Seller has Knowledge.  Schedule 3.14(b) contains a list of all Tax Returns for which the applicable statute of limitations has not run.

(c)           Proper Accrual. The charges, accruals and reserves with respect to Taxes on the Records of Seller are adequate (determined in accordance with GAAP) and are at least equal to Seller’s liability for Taxes.  There exists no proposed tax assessment or deficiency against Seller except as disclosed in Schedule 3.14(c).

(d)           Specific Potential Tax Liabilities and Tax Situations.

(i)           Withholding.  All Taxes that Seller is or was required by Legal Requirements to withhold, deduct or collect have been duly withheld, deducted and collected and, to the extent required, have been paid to the proper Governmental Body or other Person.
(ii)           Tax Sharing or Similar Agreements.  There is no tax sharing agreement, tax allocation agreement, tax indemnity obligation or similar written or unwritten agreement, arrangement, understanding or practice with respect to Taxes (including any advance pricing agreement, closing agreement or other arrangement relating to Taxes) that will require any payment by Seller.
(iii)           Consolidated Group.  Seller (a) has not been a member of an affiliated group within the meaning of Code Section 1504(a) (or any similar group defined under a similar provision of state, local or foreign law) and (b) has no liability for Taxes of any person (other than Seller and its Subsidiaries).
(iv)           Subchapter S.  Seller is an S corporation as defined in Code Section 1361, and Seller is not subject to the tax on passive income under Code Section 1375 but is subject to the built-in-gains tax under Code Section 1374, and all tax liabilities under Code Section 1374 though and including the Closing Date have been or shall be properly paid and discharged by Seller.

3.15           NO MATERIAL ADVERSE CHANGE
Since the date of the Balance Sheet, there has not been any material adverse change in the business, operations, prospects, assets, results of operations or condition (financial or other) of Seller, and no event has occurred or circumstance exists that may result in such a material adverse change.

3.16           EMPLOYEE BENEFITS
(a)           Schedule 3.16 contains a complete and correct list of all Employee Benefit Plans of any type which is maintained or controlled by the Seller or has been maintained or controlled to by Seller in the last five (5) years (“Employee Plan”).

(b)           Seller has delivered to Buyer true, accurate and complete copies of (i) the documents comprising each Employee Plan (or, with respect to any Employee Plan which is unwritten, a detailed written description of eligibility, participation, benefits, funding arrangements, assets and any other matters which relate to the obligations of Seller) and all documents related thereto; (ii) all trust agreements, insurance contracts or any other funding instruments related to the Employee Plans; (iii) all rulings, determination letters, no-action letters or advisory opinions from the IRS, the U.S. Department of Labor, the Pension Benefit Guaranty Corporation (“PBGC”) or any other Governmental Body that pertain to each Employee Plan and any open requests therefor.

(c)           Except as disclosed in Part 3.16(c), full payment has been made of all amounts that are required under the terms of each Employee Plan to be paid as contributions with respect to all periods prior to and including the last day of the most recent fiscal year of such Employee Plan ended on or before the date of this Agreement and all periods thereafter prior to the Closing Date, and no accumulated funding deficiency or liquidity shortfall (as those terms are defined in Section 302 of ERISA and Section 412 of the Code) has been incurred with respect to any such Employee Plan, whether or not waived. The value of the assets of each Employee Plan exceeds the amount of all benefit liabilities (determined on a plan termination basis using the actuarial assumptions established by the PBGC as of the Closing Date) of such Employee Plan.

(d)           The form of all Employee Plans is in compliance with the applicable terms of ERISA, the Code, and any other applicable laws, including the Americans with Disabilities Act of 1990, the Family Medical Leave Act of 1993 and the Health Insurance Portability and Accountability Act of 1996, and such plans have been operated in compliance with such laws and the written Employee Plan documents. Neither Seller nor any fiduciary of an Employee Plan has violated the requirements of Section 404 of ERISA. All required reports and descriptions of the Employee Plans (including Internal Revenue Service Form 5500 Annual Reports, Summary Annual Reports and Summary Plan Descriptions and Summaries of Material Modifications) have been (when required) timely filed with the IRS, the U.S. Department of Labor or other Governmental Body and distributed as required, and all notices required by ERISA or the Code or any other Legal Requirement with respect to the Employee Plans have been appropriately given.

(e)           There is no material pending or threatened Proceeding relating to any Employee Plan, nor is there any basis for any such Proceeding. Neither Seller nor any fiduciary of an

Employee Plan has engaged in a transaction with respect to any Employee Plan that, assuming the taxable period of such transaction expired as of the date hereof, could subject Seller or Buyer to a Tax or penalty imposed by either Section 4975 of the Code or Section 502(l) of ERISA or a violation of Section 406 of ERISA. The Contemplated Transactions will not result in the potential assessment of a Tax or penalty under Section 4975 of the Code or Section 502(l) of ERISA nor result in a violation of Section 406 of ERISA.

3.17	COMPLIANCE WITH LEGAL REQUIREMENTS; GOVERNMENTAL AUTHORIZATIONS
(a)           Except as set forth in Schedule 3.17(a):

(i)           Seller is, and at all times, has been, in full compliance with each Legal Requirement that is or was applicable to it or to the conduct or operation of its business or the ownership or use of any of its assets;
(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) (A) may constitute or result in a violation by Seller of, or a failure on the part of Seller to comply with, any Legal Requirement or (B) may give rise to any obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature; and
(iii)           Seller has not received, any notice or other communication (whether oral or written) from any Governmental Body or any other Person regarding (A) any actual, alleged, possible or potential violation of, or failure to comply with, any Legal Requirement or (B) any actual, alleged, possible or potential obligation on the part of Seller to undertake, or to bear all or any portion of the cost of, any remedial action of any nature.

(b)           Schedule 3.17(b) contains a complete and accurate list of each Governmental Authorization that is held by Seller or that otherwise relates to Seller’s business or the Assets.  Each Governmental Authorization listed or required to be listed in Schedule 3.17(b) is valid and in full force and effect.  Except as set forth in Schedule 3.17(b):

(i)           Seller is, and at all times has been, in full compliance with all of the terms and requirements of each Governmental Authorization identified or required to be identified in Schedule 3.17(b);
(ii)           no event has occurred or circumstance exists that may (with or without notice or lapse of time) (A) constitute or result directly or indirectly in a violation of or a failure to comply with any term or requirement of any Governmental Authorization listed or required to be listed in Schedule 3.17(b) or (B) result directly or indirectly in the revocation, withdrawal, suspension, cancellation or termination of, or any modification to, any Governmental Authorization listed or required to be listed in Schedule 3.17(b);

The Governmental Authorizations listed in Schedule 3.17(b) collectively constitute all of the Governmental Authorizations necessary to permit Seller to lawfully conduct and operate its business in the manner in which it currently conducts and operates such business and to permit Seller to own and use its assets in the manner in which it currently owns and uses such assets.

3.18           LEGAL PROCEEDINGS; ORDERS
(a)           Except as set forth in Schedule 3.18(a), there is no pending or, to Seller’s Knowledge, threatened Proceeding:

(i)           by or against Seller or that otherwise relates to or may affect the business of, or any of the assets owned or used by, Seller; or
(ii)           that challenges, or that may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions.

To the Knowledge of Seller, no event has occurred or circumstance exists that is reasonably likely to give rise to or serve as a basis for the commencement of any such Proceeding.

(b)           Except as set forth in Schedule 3.18(b):

(i)           there is no Order to which Seller, its business or any of the Assets is subject; and
(ii)           to the Knowledge of Seller, no officer, director, agent or employee of Seller is subject to any Order that prohibits such officer, director, agent or employee from engaging in or continuing any conduct, activity or practice relating to the business of Seller.

3.19           ABSENCE OF CERTAIN CHANGES AND EVENTS
Except as set forth in Schedule 3.19, since the date of the Balance Sheet, Seller has conducted its business only in the Ordinary Course of Business and there has not been any:

(a)           change in Seller’s authorized or issued capital stock, grant of any stock option or right to purchase shares of capital stock of Seller or issuance of any security convertible into such capital stock;

(b)           amendment to the Governing Documents of Seller;

(c)           payment (except in the Ordinary Course of Business) or increase by Seller of any bonuses, salaries or other compensation to any shareholder, director, officer or employee or entry into any employment, severance or similar Contract with any director, officer or employee;

(d)           adoption of, amendment to or increase in the payments to or benefits under, any Employee Plan;

(e)           damage to or destruction or loss of any Asset, whether or not covered by insurance;

(f)           entry into, termination of or receipt of notice of termination of (i) any license, distributorship, dealer, sales representative, joint venture, credit or similar Contract to which Seller is a party, or (ii) any Contract or transaction involving a total remaining commitment by Seller of at least $5,000;

(g)           sale (other than sales of Inventories in the Ordinary Course of Business), lease or other disposition of any Asset or property of Seller (including the Intellectual Property Assets) or the creation of any Encumbrance on any Asset;

(h)           cancellation or waiver of any claims or rights with a value to Seller in excess of $5,000;

(i)           indication by any customer or supplier of an intention to discontinue or change the terms of its relationship with Seller; or

(j)           material change in the accounting methods used by Seller.

3.20           CONTRACTS; NO DEFAULTS
(a)           Schedule 3.20(a) contains an accurate and complete list, and Seller has delivered to Buyer accurate and complete copies, of each Contract to which the Seller is a party, which involves payment, receipt or liability of more than $5,000 by the Seller.

Schedule 3.20(a) sets forth reasonably complete details concerning such Contracts, including the parties to the Contracts, the amount of the remaining commitment of Seller under the Contracts.

(b)           Except as set forth in Schedule 3.20(b), the Shareholders may not acquire any rights under, and the Shareholders may not become subject to any obligation or liability under, any Contract that relates to the business of Seller or any of the Assets.

(c)           Except as set forth in Schedule 3.20(c):

(i)           each Contract identified or required to be identified in Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement is in full force and effect and is valid and enforceable in accordance with its terms;
(ii)           each Contract identified or required to be identified in Schedule 3.20(a) and which is being assigned to or assumed by Buyer is assignable by Seller to Buyer without the consent of any other Person; and
(iii)           to the Knowledge of Seller, no Contract identified or required to be identified in Schedule 3.20(a) and which is to be assigned to or assumed by Buyer under this Agreement will upon completion or performance thereof have a material adverse affect on the business, assets or condition of Seller or the business to be conducted by Buyer with the Assets.

(d)           Except as set forth in Schedule 3.20(d):

(i)           Seller is, and at all times has been, in compliance with all applicable terms and requirements of each Seller Contract which is being assumed by Buyer;
(ii)           no event has occurred or circumstance exists that (with or without notice or lapse of time) may contravene, conflict with or result in a Breach of, or give Seller or other Person the right to declare a default or exercise any remedy under, or to accelerate the maturity or performance of, or payment under, or to cancel, terminate or modify, any Seller Contract that is being assigned to or assumed by Buyer;

(iii)           no event has occurred or circumstance exists under or by virtue of any Contract that (with or without notice or lapse of time) would cause the creation of any Encumbrance affecting any of the Assets; and
(iv)           Seller has not given to or received from any other Person, at any time, any notice or other communication (whether oral or written) regarding any actual, alleged, possible or potential violation or Breach of, or default under, any Contract which is being assigned to or assumed by Buyer.

3.21           INSURANCE
(a)           Seller has delivered to Buyer accurate and complete copies of all policies of insurance (and correspondence relating to coverage thereunder) to which Seller is a party and which is currently in effect, a list of which is included in Schedule 3.21(a);

(b)           all policies of insurance to which Seller is a party or that provide coverage to Seller:

(i)           are valid, outstanding and enforceable;
(ii)           are issued by an insurer that is financially sound and reputable;
(iii)           taken together, provide adequate insurance coverage for the Assets and the operations of Seller for all risks normally insured against by a Person carrying on the same business or businesses as Seller in the same location for all risks to which Seller is normally exposed; and
(iv)           are sufficient for compliance with all Legal Requirements and Seller Contracts;
(v)           Seller has not received (A) any refusal of coverage or any notice that a defense will be afforded with reservation of rights or (B) any notice of cancellation or any other indication that any policy of insurance is no longer in full force or effect or that the issuer of any policy of insurance is not willing or able to perform its obligations thereunder;
(vi)           Seller has paid all premiums due, and has otherwise performed all of its obligations, under each policy of insurance to which it is a party or that provides coverage to Seller; and
(vii)           Seller has given notice to the insurer of all claims that may be insured thereby.

3.22           ENVIRONMENTAL MATTERS
The Seller has never received any notice or other communication from any governmental authority or other Person regarding any actual or alleged non-compliance orders, warning letters or notices of violation (collectively “Notices”), or claims, suits, actions, judgments, penalties, fines, or administrative or judicial investigations of any nature or proceedings (collectively “Proceedings”) arising from or relating to the presence, generation, manufacture, production, transportation, importation, use, treatment, refinement, processing, handling, storage, discharge, release, emission or disposal of any Hazardous Material on any Facility or Leased Premises, and no event has occurred, and to the Seller Parties’ knowledge, no condition or circumstance exists as of the date of this Agreement with respect to the Seller, that could reasonably be expected to give rise to, or result in the Seller or any Affiliate of the Seller (or, after the Closing, Buyer or its affiliates) becoming subject to, any such Notice or Proceeding.  Except as set forth in Schedule

3.22, the Seller has never generated, manufactured, produced, transported, imported, used, treated, refined, processed, handled, stored, discharged, released or disposed of any Hazardous Material on or around any Facility or Leased Premises, except in each case in compliance with all legal requirements relating to Hazardous Materials or environmental matters.  The Seller is and has at all times been in full compliance with all Environmental Laws governing the Seller’s business, operations, properties (including the Leased Premises) and assets.

3.23           EMPLOYEES
(a)           Schedule 3.23(a) contains a complete and accurate list of the following information for each employee, director, independent contractor, consultant and agent of Seller, including each employee on leave of absence or layoff status: employer; name; job title; date of hiring or engagement; date of commencement of employment or engagement; current compensation paid or payable; sick and vacation leave that is accrued but unused; and service credited for purposes of vesting and eligibility to participate under any Employee Plan, or any other employee or director benefit plan.

(b)           Schedule 3.23(b) contains a complete and accurate list of the following information for each retired employee or director of Seller, or their dependents, receiving benefits or scheduled to receive benefits in the future: name; pension benefits; pension option election; retiree medical insurance coverage; retiree life insurance coverage; and other benefits.

(c)           The Company is not a party to any employment agreements except those set forth in Schedule 3.23(e).

3.24           LABOR DISPUTES; COMPLIANCE
(a)           Seller has complied in all respects with all Legal Requirements relating to employment practices, terms and conditions of employment, equal employment opportunity, nondiscrimination, immigration, wages, hours, benefits, collective bargaining and other requirements, the payment of social security and similar Taxes and occupational safety and health. Seller is not liable for the payment of any Taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Legal Requirements.

(b)           Except as disclosed in Schedule 3.24(b), (i) Seller has not been, and is not now, a party to any collective bargaining agreement or other labor contract; (ii) there has not been, there is not presently pending or existing, and to Seller’s Knowledge there is not threatened, any strike, slowdown, picketing, work stoppage or employee grievance process involving Seller; (iii) to Seller’s Knowledge no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; (iv) no application or petition for an election of or for certification of a collective bargaining agent is pending; (v) no grievance or arbitration Proceeding exists that might have an adverse effect upon Seller or the conduct of its business; and (vi) to Seller’s Knowledge there has been no charge of discrimination filed against or threatened against Seller with the Equal Employment Opportunity Commission or similar Governmental Body.

3.25           INTELLECTUAL PROPERTY ASSETS
(a)           The term “Intellectual Property Assets” means all intellectual property owned or licensed (as licensor or licensee) by Seller in which Seller has a proprietary interest, including:

(i)           Seller’s name, all assumed fictional business names, trade names, registered and unregistered trademarks, service marks and applications including but not limited to OSR Solutions, Inc.; and OSR Enterprises, LLC, LAXAI, etc. (collectively, “Marks”) except that LALS shall have a worldwide royalty free license to use LAXAI to the extent that LALS uses it in the ordinary course of business limited to LALS’ discovery and chemistry services;
(ii)           all patents, patent applications and inventions and discoveries that may be patentable (collectively, “Patents”);
(iii)           all registered and unregistered copyrights in both published works and unpublished works (collectively, “Copyrights”);
(iv)           all rights in mask works;
(v)           all know-how, trade secrets, confidential or proprietary information, customer lists, Software, technical information, data, process technology, plans, drawings and blue prints (collectively, “Trade Secrets”); and
(vi)           all rights in internet web sites and internet domain names presently used by Seller (collectively “Net Names”).

(b)           Schedule 3.25(b) contains a complete and accurate list and summary description, including any royalties paid or received by Seller, and Seller has delivered to Buyer accurate and complete copies, of all Seller Contracts relating to the Intellectual Property Assets, except for any license implied by the sale of a product and perpetual, paid-up licenses for commonly available Software programs with a value of less than $500 under which Seller is the licensee.  There are no outstanding and, to Seller’s Knowledge, no threatened disputes or disagreements with respect to any such Contract.

(c)(i)           Except as set forth in Schedule 3.25(c), the Intellectual Property Assets are all those necessary for the operation of Seller’s business as it is currently conducted.  Seller is the owner or licensee of all right, title and interest in and to each of the Intellectual Property Assets, free and clear of all Encumbrances, and has the right to use without payment to a Third Party all of the Intellectual Property Assets, other than in respect of licenses listed in Schedule 3.25(c).
(ii)           Except as set forth in Schedule 3.25(c), all former and current employees of Seller have executed written Contracts with Seller that assign to Seller all rights to any inventions, improvements, discoveries or information relating to the business of Seller.

(d)(i)           Schedule 3.25(d) contains a complete and accurate list and summary description of all Patents, Marks, Copyrights, (collectively “IP”).
(ii)           All of the IP are currently in compliance with formal legal requirements (including payment of filing, examination and maintenance fees and proofs of working or use), are valid and enforceable, and are not subject to any maintenance fees or taxes or actions falling due within ninety (90) days after the Closing Date.
(iii)           No IP has been or is now involved in any interference, reissue, reexamination, or opposition Proceeding. To Seller’s Knowledge, there is no potentially interfering IP or IP application of any Third Party.
(iv)           Except as set forth in Schedule 3.25 (d)(iv), (A) no IP is infringed or, to Seller’s Knowledge, has been challenged or threatened in any way and (B) none of the products manufactured or sold, nor any process or know-how used, by Seller infringes or is alleged to infringe any IP or other proprietary right of any other Person.
(v)           All products made, used or sold under using the IP have been marked with the proper IP notice.

(e)(i)           With respect to each Trade Secret, the documentation relating to such Trade Secret is current, accurate and sufficient in detail and content to identify and explain it and to allow its full and proper use without reliance on the knowledge or memory of any individual.
(ii)           Seller has taken all reasonable precautions to protect the secrecy, confidentiality and value of all Trade Secrets (including the enforcement by Seller of a policy requiring each employee or contractor to execute proprietary information and confidentiality agreements substantially in Seller’s standard form, and all current and former employees and contractors of Seller have executed such an agreement).
(iii)           Seller has good title to and an absolute right to use the Trade Secrets. The Trade Secrets are not part of the public knowledge or literature and, to Seller’s Knowledge, have not been used, divulged or appropriated either for the benefit of any Person (other than Seller) or to the detriment of Seller. No Trade Secret is subject to any adverse claim or has been challenged or threatened in any way or infringes any intellectual property right of any other Person.

(f)(i)           Schedule 3.25(f) contains a complete and accurate list and summary description of all Net Names.
(ii)           All Net Names have been registered in the name of Seller and are in compliance with all formal Legal Requirements.
(iii)           No Net Name has been or is now involved in any dispute, opposition, invalidation or cancellation Proceeding and, to Seller’s Knowledge, no such action is threatened with respect to any Net Name.
(iv)           To Seller’s Knowledge, there is no domain name application pending of any other person which would or would potentially interfere with or infringe any Net Name.
(v)           No Net Name is infringed or, to Seller’s Knowledge, has been challenged, interfered with or threatened in any way. No Net Name infringes, interferes with or is alleged to interfere with or infringe the trademark, copyright or domain name of any other Person.

3.26           RELATIONSHIPS WITH RELATED PERSONS
Except as disclosed in Schedule 3.26, neither Seller nor Shareholders nor any Related Person of any of them has had, any interest in any property (whether real, personal or mixed and whether tangible or intangible) used in or pertaining to Seller’s business.  Neither Seller nor Shareholders nor any Related Person of any of them owns, has owned, of record or as a beneficial owner, an equity interest or any other financial or profit interest in any Person that has (a) had business dealings or a material financial interest in any transaction with Seller other than business dealings or transactions disclosed in Schedule 3.26, each of which has been conducted in the Ordinary Course of Business with Seller at substantially prevailing market prices and on substantially prevailing market terms or (b) engaged in competition with Seller with respect to any line of the products or services of Seller (a “Competing Business”) in any market presently served by Seller.  Except as set forth in Schedule 3.26, neither Seller nor Shareholders nor any

Related Person of any of them is a party to any Contract with, or has any claim or right against, Seller.

3.27           BROKERS OR FINDERS
Neither Seller nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payments in connection with the sale of Seller’s business or the Assets or the Contemplated Transactions.

3.28           SOLVENCY
(a)           Seller is not now insolvent and will not be rendered insolvent by any of the Contemplated Transactions.  As used in this section, “insolvent” means that the sum of the debts and other probable Liabilities of Seller exceeds the present fair saleable value of Seller’s assets.

(b)           Immediately after giving effect to the consummation of the Contemplated Transactions: (i) Seller will be able to pay its Liabilities as they become due in the usual course of its business; (ii) Seller will not have unreasonably small capital with which to conduct its present or proposed business; and (iii) Seller will have assets (calculated at fair market value) that exceed its Liabilities.

3.29           DISCLOSURE
(a)           No representation or warranty or other statement made by Seller or Shareholders in this Agreement, the Schedules, or the certificates delivered pursuant to Section 2.7(a) or otherwise in connection with the Contemplated Transactions contains any untrue statement or omits to state a material fact necessary to make any of them, in light of the circumstances in which it was made, not misleading.

(b)           Seller does not have knowledge of any fact that has specific application to Seller (other than general economic or industry conditions) and that may materially adversely affect the assets, business, prospects, financial condition or results of operations of Seller that has not been set forth in this Agreement or the Schedules.

4.           REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller and Shareholders as follows:

4.1           ORGANIZATION AND GOOD STANDING
Buyer is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware, with full corporate power and authority to conduct its business as it is now conducted.

4.2           AUTHORITY; NO CONFLICT
(a)           This Agreement constitutes the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms. Upon the execution and delivery by Buyer of the Assignment and Assumption Agreement, the Employment Agreements, and each other agreement to be executed or delivered by Buyer at Closing (collectively, the “Buyer’s Closing Documents”), each of the Buyer’s Closing Documents will constitute the legal, valid and binding obligation of Buyer, enforceable against Buyer in accordance with its respective terms.

Buyer has the absolute and unrestricted right, power and authority to execute and deliver this Agreement and the Buyer’s Closing Documents and to perform its obligations under this Agreement and the Buyer’s Closing Documents, and such action has been duly authorized by all necessary corporate action.

(b)           Neither the execution and delivery of this Agreement by Buyer nor the consummation or performance of any of the Contemplated Transactions by Buyer will give any Person the right to prevent, delay or otherwise interfere with any of the Contemplated Transactions pursuant to:

(i)           any provision of Buyer’s Governing Documents;
(ii)           any resolution adopted by the board of directors or the shareholders of Buyer;
(iii)           any Legal Requirement or Order to which Buyer may be subject; or
(iv)           any Contract to which Buyer is a party or by which Buyer may be bound.

Buyer is not and will not be required to obtain any Consent from any Person in connection with the execution and delivery of this Agreement or the consummation or performance of any of the Contemplated Transactions.

4.3           CERTAIN PROCEEDINGS
There is no pending Proceeding that has been commenced against Buyer that challenges, or may have the effect of preventing, delaying, making illegal or otherwise interfering with, any of the Contemplated Transactions. To Buyer’s Knowledge, no such Proceeding has been threatened.

4.4           BROKERS OR FINDERS
Neither Buyer nor any of its Representatives have incurred any obligation or liability, contingent or otherwise, for brokerage or finders’ fees or agents’ commissions or other similar payment in connection with the Contemplated Transactions.

5.           COVENANTS OF SELLER PRIOR TO CLOSING

5.1           ACCESS AND INVESTIGATION
Between the date of this Agreement and the Closing Date, and upon reasonable advance notice received from Buyer, Seller shall (and Shareholders shall cause Seller to) (a) afford Buyer and its Representatives and prospective lenders and their Representatives (collectively, “Buyer Group”) full and free access, during regular business hours, to Seller’s personnel, properties (including subsurface testing), Contracts, Governmental Authorizations, books and Records and other documents and data, such rights of access to be exercised in a manner that does not unreasonably interfere with the operations of Seller; (b) furnish Buyer Group with copies of all such Contracts, Governmental Authorizations, books and Records and other existing documents and data as Buyer may reasonably request; (c) furnish Buyer Group with such additional financial, operating and other relevant data and information as Buyer may reasonably request; and (d) otherwise cooperate and assist, to the extent reasonably requested by Buyer, with Buyer’s investigation of the properties, Assets and financial condition related to Seller.

5.2           OPERATION OF THE BUSINESS OF SELLER

Between the date of this Agreement and the Closing, Seller shall (and Shareholders shall cause Seller to):

(a)           conduct its business only in the Ordinary Course of Business;

(b)           except as otherwise directed by Buyer in writing, and without making any commitment on Buyer’s behalf, use its Best Efforts to preserve intact its current business organization, keep available the services of its officers, employees and agents and maintain its relations and good will with suppliers, customers, landlords, creditors, employees, agents and others having business relationships with it;

(c)           make no material changes in management personnel without prior consultation with Buyer;

(d)           maintain the Assets in a state of repair and condition that complies with Legal Requirements and is consistent with the requirements and normal conduct of Seller’s business;

(e)           keep in full force and effect, without amendment, all material rights relating to Seller’s business;

(f)           comply with all Legal Requirements and contractual obligations applicable to the operations of Seller’s business;

(g)           deliver all documents, make all truthful oaths, testify in any Proceedings and do all other acts that may be reasonably necessary or desirable in the opinion of Buyer to consummate the Contemplated Transactions, all without further consideration; and

(h)           maintain all books and Records of Seller relating to Seller’s business in the Ordinary Course of Business.

5.3           REQUIRED APPROVALS
As promptly as practicable after the date of this Agreement, Seller shall make all filings required by Legal Requirements to be made by it in order to consummate the Contemplated Transactions.  Seller and Shareholders also shall cooperate with Buyer and its Representatives with respect to all filings that Buyer elects to make or, pursuant to Legal Requirements, shall be required to make in connection with the Contemplated Transactions.  Seller and Shareholders also shall cooperate with Buyer and its Representatives in obtaining all Material Consents.

5.4           NO NEGOTIATION
Until such time as this Agreement shall be terminated pursuant to Section 9.1, neither Seller nor either Shareholder shall directly or indirectly solicit, initiate, encourage or entertain any inquiries or proposals from, discuss or negotiate with, provide any nonpublic information to or consider the merits of any inquiries or proposals from any Person (other than Buyer) relating to any business combination transaction involving Seller, including the sale by Shareholders of Seller’s stock, the merger or consolidation of Seller or the sale of Seller’s business or any of the Assets (other than in the Ordinary Course of Business).  Seller and Shareholders shall notify Buyer of any such inquiry or proposal within twenty-four (24) hours of receipt or awareness of the same by Seller or Shareholders.

5.5           BEST EFFORTS
Seller and Shareholders shall use their Best Efforts to cause the conditions in Article 7 and Section 8.3 to be satisfied.

5.6           CHANGE OF NAME
On or before the Closing Date, Seller shall (a) amend its Governing Documents and take all other actions necessary to change its name to one sufficiently dissimilar to Seller’s present name, in Buyer’s judgment, to avoid confusion and (b) take all actions requested by Buyer to enable Buyer to change its name to Seller’s present name.

5.7           PAYMENT OF LIABILITIES
Seller shall pay or otherwise satisfy in the Ordinary Course of Business all of its Liabilities and obligations. Buyer and Seller hereby waive compliance with the bulk-transfer provisions of the Uniform Commercial Code (or any similar law) (“Bulk Sales Laws”) in connection with the Contemplated Transactions.

6.           COVENANTS OF BUYER PRIOR TO CLOSING

6.1           REQUIRED APPROVALS
As promptly as practicable after the date of this Agreement, Buyer shall make, or cause to be made, all filings required by Legal Requirements to be made by it to consummate the Contemplated Transactions. Buyer also shall cooperate, and cause its Related Persons to cooperate, with Seller (a) with respect to all filings Seller shall be required by Legal Requirements to make and (b) in obtaining all Consents required in this Agreement, provided, however, that Buyer shall not be required to dispose of or make any change to its business, expend any material funds or incur any other burden in order to comply with this Section 6.1.

6.2           BEST EFFORTS
Buyer shall use its Best Efforts to cause the conditions in Article 8 and Section 7.3 to be satisfied.

7.           CONDITIONS PRECEDENT TO BUYER’S OBLIGATION TO CLOSE

Buyer’s obligation to purchase the Assets and to take the other actions required to be taken by Buyer at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Buyer, in whole or in part):

7.1           ACCURACY OF REPRESENTATIONS
All of Seller’s and Shareholders’ representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement, and shall be accurate in all material respects as of the time of the Closing as if then made, without giving effect to any supplement to the Schedules.

7.2           SELLER’S PERFORMANCE
All of the covenants and obligations that Seller and Shareholders are required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been duly performed and complied with in all material respects.

7.3           CONSENTS
Each of the Consents identified in Schedule 7.3 (the “Material Consents”) shall have been obtained and shall be in full force and effect.

7.4           ADDITIONAL DOCUMENTS
Seller and Shareholders shall have caused the documents and instruments required by Section 2.7(a) and the following documents to be delivered (or tendered subject only to Closing) to Buyer:

(a)           An opinion of counsel satisfactory to Buyer’s counsel, dated the Closing Date;

(b)           The articles of incorporation and all amendments thereto of Seller, duly certified as of a recent date by the Secretary of State of the jurisdiction of Seller’s incorporation;

(c)           If requested by Buyer, any Consents or other instruments that may be required to permit Buyer’s qualification in each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation;

(d)           Releases of all Encumbrances on the Assets, other than Permitted Encumbrances, including releases of each mortgage of record and reconveyances of each deed of trust with respect to each parcel of real property included in the Assets;

(e)           Certificates dated as of a date not earlier than the third business day prior to the Closing as to the good standing of Seller and payment of all applicable state Taxes by Seller, executed by the appropriate officials of the State in which Sellers principal operations are conducted and each jurisdiction in which Seller is licensed or qualified to do business as a foreign corporation; and

(f)           Such other documents as Buyer may reasonably request for the purpose of:

(i)           evidencing the accuracy of any of Seller’s representations and warranties;
(ii)           evidencing the performance by Seller or Shareholders of, or the compliance by Seller or Shareholders with, any covenant or obligation required to be performed or complied with by Seller or such Shareholder;
(iii)           evidencing the satisfaction of any condition referred to in this Article 7; or
(iv)           otherwise facilitating the consummation or performance of any of the Contemplated Transactions.

7.5           NO PROCEEDINGS
Since the date of this Agreement, there shall not have been commenced or threatened against Buyer, or against any Related Person of Buyer, any Proceeding (a) involving any challenge to, or seeking Damages or other relief in connection with, any of the Contemplated Transactions or (b) that may have the effect of preventing, delaying, making illegal, imposing limitations or conditions on or otherwise interfering with any of the Contemplated Transactions.

7.6           NO CONFLICT

Neither the consummation nor the performance of any of the Contemplated Transactions will, directly or indirectly (with or without notice or lapse of time), contravene or conflict with or result in a violation of or cause Buyer or any Related Person of Buyer to suffer any adverse consequence under (a) any applicable Legal Requirement or Order or (b) any Legal Requirement or Order that has been published, introduced or otherwise proposed by or before any Governmental Body, excluding Bulk Sales Laws.

7.7           GOVERNMENTAL AUTHORIZATIONS
Buyer shall have received such Governmental Authorizations as are necessary or desirable to allow Buyer to operate the Assets from and after the Closing.

7.8           FINANCING
Buyer shall have obtained on terms and conditions satisfactory to it all of the financing it needs in order to consummate the Contemplated Transactions and to fund the working capital requirements of the Buyer after the closing.

8.           CONDITIONS PRECEDENT TO SELLER’S OBLIGATION TO CLOSE

Seller’s obligation to sell the Assets and to take the other actions required to be taken by Seller at the Closing is subject to the satisfaction, at or prior to the Closing, of each of the following conditions (any of which may be waived by Seller in whole or in part):

8.1           ACCURACY OF REPRESENTATIONS
All of Buyer’s representations and warranties in this Agreement (considered collectively), and each of these representations and warranties (considered individually), shall have been accurate in all material respects as of the date of this Agreement and shall be accurate in all material respects as of the time of the Closing as if then made.

8.2           BUYER’S PERFORMANCE
All of the covenants and obligations that Buyer is required to perform or to comply with pursuant to this Agreement at or prior to the Closing (considered collectively), and each of these covenants and obligations (considered individually), shall have been performed and complied with in all material respects.

8.3           CONSENTS
Each of the Consents identified in Schedule 8.3 shall have been obtained and shall be in full force and effect.

8.4           ADDITIONAL DOCUMENTS
Buyer shall have caused the documents and instruments required by Section 2.7(b) and such other documents as Seller may reasonably request for the purpose of

(i)	evidencing the accuracy of any representation or warranty of Buyer,
(ii)	evidencing the performance by Buyer of, or the compliance by Buyer with, any covenant or obligation required to be performed or complied with by Buyer or
(iii)	evidencing the satisfaction of any condition referred to in this Article 8.

8.5           NO INJUNCTION
There shall not be in effect any Legal Requirement or any injunction or other Order that (a) prohibits the consummation of the Contemplated Transactions and (b) has been adopted or issued, or has otherwise become effective, since the date of this Agreement.

9.           TERMINATION

9.1           TERMINATION EVENTS
By notice given prior to or at the Closing, subject to Section 9.2, this Agreement may be terminated as follows:

(a)           by Buyer if a material Breach of any provision of this Agreement has been committed by Seller or Shareholders and such Breach has not been waived by Buyer;

(b)           by Seller if a material Breach of any provision of this Agreement has been committed by Buyer and such Breach has not been waived by Seller;

(c)           by Buyer if any condition in Article 7 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Buyer to comply with its obligations under this Agreement), and Buyer has not waived such condition on or before such date;

(d)           by Seller if any condition in Article 8 has not been satisfied as of the date specified for Closing or if satisfaction of such a condition by such date is or becomes impossible (other than through the failure of Seller or the Shareholders to comply with their obligations under this Agreement), and Seller has not waived such condition on or before such date;

(e)           by mutual consent of Buyer and Seller;

(f)           by Buyer if the Closing has not occurred on or before March 5, 2010, or such later date as the parties may agree upon; or

(g)           by Seller if the Closing has not occurred on or before March 5, 2010, or such later date as the parties may agree upon.

9.2           EFFECT OF TERMINATION
Each party’s right of termination under Section 9.1 is in addition to any other rights it may have under this Agreement or otherwise, and the exercise of such right of termination will not be an election of remedies.  If this Agreement is terminated pursuant to Section 9.1, all obligations of the parties under this Agreement will terminate, except that the obligations of the parties in this Section 9.2 and Articles 12 and 13 (except for those in Section 13.5) will survive, provided, however, that, if this Agreement is terminated because of a Breach of this Agreement by the non-terminating party or because one or more of the conditions to the terminating party’s obligations under this Agreement is not satisfied as a result of the party’s failure to comply with its obligations under this Agreement, the terminating party’s right to pursue all legal remedies will survive such termination unimpaired.

10.           ADDITIONAL COVENANTS

10.1           EMPLOYEES AND EMPLOYEE BENEFITS
(a)           Information on Active Employees. For the purpose of this Agreement, the term “Active Employees” shall mean all employees employed on the Closing Date by Seller for its business.

(b)           Employment of Active Employees by Buyer.

(i)           Buyer is not obligated to hire any Active Employee but may choose to hire Active Employees in Seller’s discretion and on the terms determined by the Buyer, provided the Buyer hereby agrees to hire the employees listed in Schedule 10(b) on terms Buyer determines:
(ii)           It is understood and agreed that (A) Buyer’s expressed intention to extend offers of employment as set forth in this section shall not constitute any commitment, Contract or understanding (expressed or implied) of any obligation on the part of Buyer to a post-Closing employment relationship of any fixed term or duration or upon any terms or conditions other than those that Buyer may establish pursuant to individual offers of employment, and (B) employment offered by Buyer is “at will” and may be terminated by Buyer or by an employee at any time for any reason (subject to any written commitments to the contrary made by Buyer or an employee and Legal Requirements). Nothing in this Agreement shall be deemed to prevent or restrict in any way the right of Buyer to terminate, reassign, promote or demote any of the Hired Active Employees after the Closing or to change adversely or favorably the title, powers, duties, responsibilities, functions, locations, salaries, other compensation or terms or conditions of employment of such employees.

(c)           Salaries and Benefits.

(i)           Seller shall be responsible for (A) the payment of all wages and other remuneration due to Active Employees with respect to their services as employees of Seller through the close of business on the Closing Date, including pro rata bonus payments and all vacation pay earned prior to the Closing Date; (B) the payment of any termination or severance payments and the provision of health plan continuation coverage in accordance with the requirements of COBRA of ERISA.
(ii)           Seller shall be liable for any claims made or incurred by Active Employees and their beneficiaries through the Closing Date under the Employee Plans. For purposes of the immediately preceding sentence, a charge will be deemed incurred, in the case of hospital, medical or dental benefits, when the services that are the subject of the charge are performed and, in the case of other benefits (such as disability or life insurance), when an event has occurred or when a condition has been diagnosed that entitles the employee to the benefit.

(d)           Seller’s Retirement and Savings Plans.

All Hired Active Employees who are participants in Seller’s retirement plans shall retain their accrued benefits under Seller’s retirement plans as of the Closing Date, and Seller (or

Seller’s retirement plans) shall retain sole liability for the payment of such benefits as and when such Hired Active Employees become eligible therefor under such plans.

(e)           No Transfer of Assets. Neither Seller nor Shareholders nor their respective Related Persons will make any transfer of pension or other employee benefit plan assets to Buyer.

(f)           General Employee Provisions.

(i)           Seller and Buyer shall give any notices required by Legal Requirements and take whatever other actions with respect to the plans, programs and policies described in this Section 10.1 as may be necessary to carry out the arrangements described in this Section 10.1.
(ii)           Buyer shall not have any responsibility, liability or obligation, whether to Active Employees, former employees, their beneficiaries or to any other Person, with respect to any employee benefit plans, practices, programs or arrangements (including the establishment, operation or termination thereof and the notification and provision of COBRA coverage extension) maintained by Seller.

10.2	PAYMENT OF ALL TAXES RESULTING FROM SALE OF ASSETS BY SELLER
Seller shall pay in a timely manner all Taxes resulting from or payable in connection with the sale of the Assets pursuant to this Agreement, regardless of the Person on whom such Taxes are imposed by Legal Requirements.

10.3           PAYMENT OF OTHER RETAINED LIABILITIES
In addition to payment of Taxes pursuant to Section 10.2, Seller shall pay, or make adequate provision for the payment, in full all of the Retained Liabilities and other Liabilities of Seller under this Agreement. If any such Liabilities are not so paid or provided for, or if Buyer reasonably determines that failure to make any payments will impair Buyer’s use or enjoyment of the Assets or conduct of the business previously conducted by Seller with the Assets, Buyer may, at any time after the Closing Date, elect to make all such payments directly (but shall have no obligation to do so) and set off and deduct the full amount of all such payments from any amounts due to Seller, under the terms of this Agreement.

10.4           RESTRICTIONS ON SELLER DISSOLUTION AND DISTRIBUTIONS
Seller shall not dissolve, or make any distribution of the proceeds received pursuant to this Agreement, Seller’s payment, or adequate provision for the payment, of all of its obligations pursuant to Sections 10.2 and 10.3.

10.5           REPORTS AND RETURNS
Seller shall promptly after the Closing prepare and file all reports and returns required by Legal Requirements relating to the business of Seller as conducted using the Assets, to and including the Effective Time.

10.6           NONCOMPETITION, NONSOLICITATION AND NONDISPARAGEMENT
(a)           Noncompetition.  For a period of three (3) years after the Closing Date, Seller and Shareholder shall not, anywhere in the states where it currently conducts business, directly or indirectly invest in, own, manage, operate, finance, control, any Person engaged in or planning to become engaged in the business of the Seller (“Competing Business”), provided, however, that Seller may purchase or otherwise acquire up to (but not more than) one percent (1%) of any class of the securities of any Person (but may not otherwise participate in the activities of such Person) if such securities are listed on any national or regional securities exchange or have been registered under Section 12(g) of the Exchange Act.

(b)           Non-solicitation.  For a period of three (3) years after the Closing Date, Seller and Shareholder shall not, directly or indirectly:

(i)           solicit the business of any Person who is a customer of Buyer;
(ii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Buyer to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer;
(iii)           cause, induce or attempt to cause or induce any customer, supplier, licensee, licensor, franchisee, employee, consultant or other business relation of Seller on the Closing Date or within the year preceding the Closing Date to cease doing business with Buyer, to deal with any competitor of Buyer or in any way interfere with its relationship with Buyer; or
(iv)           hire, retain or attempt to hire or retain any employee or independent contractor of Buyer or in any way interfere with the relationship between Buyer and any of its employees or independent contractors.

(c)           Non-disparagement.  After the Closing Date, Seller and Shareholder will not disparage Buyer or any of Buyer’s shareholders, directors, officers, employees or agents.

10.7           CUSTOMER AND OTHER BUSINESS RELATIONSHIPS
After the Closing, Seller will cooperate with Buyer in its efforts to continue and maintain for the benefit of Buyer those business relationships of Seller existing prior to the Closing and relating to the business to be operated by Buyer after the Closing, including relationships with lessors, employees, regulatory authorities, licensors, customers, suppliers and others, and Seller will satisfy the Retained Liabilities in a manner that is not detrimental to any of such relationships.  Seller will refer to Buyer all inquiries relating to such business.  Neither Seller nor any of its officers, employees, agents or shareholders shall take any action that would tend to diminish the value of the Assets after the Closing or that would interfere with the business of Buyer to be engaged in after the Closing, including disparaging the name or business of Buyer.

10.8           FURTHER ASSURANCES
Subject to the provision in Section 6.1, the parties shall cooperate reasonably with each other and with their respective Representatives in connection with any steps required to be taken as part of their respective obligations under this Agreement, and shall (a) furnish upon request to each other such further information; (b) execute and deliver to each other such other documents; and (c) do such other acts and things, all as the other party may reasonably request for the purpose of carrying out the intent of this Agreement and the Contemplated Transactions.

10.9           CUTOFF
Buyer is purchasing Seller’s accounts receivable, which have accrued through (and including) the date of Closing, and for all accounts receivable generated after the Closing.  Buyer is not assuming any of Seller’s accounts payable except as specifically set forth in Schedule 2.4(a).  Seller shall be responsible for all expenses incurred or accrued with respect to the Assets through and including the Closing Date.  Buyer shall be responsible for all expenses incurred or accrued and shall be entitled to all revenues earned with respect to the Assets commencing on the day after the closing date.  To the extent either party is required to pay any expense that is the responsibility of the other, the responsible party shall promptly reimburse the paying party, on the receipt of reasonable notice.  To the extent either party receives revenues that were earned or are due to the other party, then the receiving party shall promptly pay such revenues to the other party.

10.10           LIABILITY FOR EVENTS PRIOR TO THE CLOSING DATE.
Seller and the Shareholders shall be jointly and severally be responsible for, and shall defend at their own cost, all claims, demands, actions, causes of action, liabilities and losses arising from any bodily injury, property damage, environmental contamination, or other occurrence attributable to or caused (in whole or in part) by any product sold, rented or supplied, or any service furnished, including without limitation, any service furnished by Seller or any of its predecessors or assignors or due to any property owned or operated by Seller, or any other conduct of Seller prior to the Closing, and any claim threatened or asserted against Buyer for any reason whatsoever alleging Buyer’s responsibility for any such liability, loss, damage or other occurrence respecting the operation of the Business prior to the Closing shall be a claim for which Buyer is entitled to indemnity hereunder.

11.           INDEMNIFICATION; REMEDIES

11.1           SURVIVAL
All representations, warranties, covenants and obligations in this Agreement, the Schedules, the supplements to the Schedules, the certificates delivered pursuant to Section 2.7 and any other certificate or document delivered pursuant to this Agreement shall survive the Closing and the consummation of the Contemplated Transactions, subject to Section 11.5.  The right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations shall not be affected by any investigation (including any environmental investigation or assessment) conducted with respect to, or any Knowledge acquired (or capable of being acquired) at any time, whether before or after the execution and delivery of this Agreement or the Closing Date, with respect to the accuracy or inaccuracy of or compliance with any such representation, warranty, covenant or obligation.  The waiver of any condition based upon the accuracy of any representation or warranty, or on the performance of or compliance with any covenant or obligation, will not affect the right to indemnification, reimbursement or other remedy based upon such representations, warranties, covenants and obligations.

11.2	INDEMNIFICATION AND REIMBURSEMENT BY SELLER AND SHAREHOLDERS
Seller and each Shareholder, jointly and severally, will indemnify and hold harmless

Buyer, and its Representatives, shareholders, subsidiaries and Related Persons (collectively, the “Buyer Indemnified Persons”), and will reimburse the Buyer Indemnified Persons for any loss, liability, claim, damage, expense (including costs of investigation and defense and reasonable attorneys’ fees and expenses) or diminution of value, whether or not involving a Third-Party Claim (collectively, “Damages”), arising from or in connection with:

(a)           any Breach of any representation or warranty made by Seller or Shareholders in (i) this Agreement, (ii) the Schedules, (iii) the supplements to the Schedules, (iv) any certificate, document, writing or instrument delivered by Seller or either Shareholder pursuant to this Agreement;

(b)           any Breach of any covenant or obligation of Seller or Shareholders in this Agreement or in any other certificate, document, writing or instrument delivered by Seller or Shareholders pursuant to this Agreement;

(c)           any Liability arising out of the ownership or operation of the Assets prior to the Effective Time other than the Assumed Liabilities;

(d)           any brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding made, or alleged to have been made, by any Person with Seller or Shareholders (or any Person acting on their behalf) in connection with any of the Contemplated Transactions;

(e)           any product or component thereof manufactured by or shipped, or any services provided by, Seller, in whole or in part, prior to the Closing Date;

(f)           any noncompliance with any Bulk Sales Laws or fraudulent transfer law in respect of the Contemplated Transactions;

(g)           any Employee Plan established or maintained by Seller; or

(h)           any Retained Liabilities.

11.3	INDEMNIFICATION AND REIMBURSEMENT BY BUYER
Buyer will indemnify and hold harmless Seller, and will reimburse Seller, for any Damages arising from or in connection with:

(a)           any Breach of any representation or warranty made by Buyer in this Agreement or in any certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(b)           any claim made against Seller as a result of the actions and/or operating liabilities of Buyer’s Public Shell;

(c)           any Breach of any covenant or obligation of Buyer in this Agreement or in any other certificate, document, writing or instrument delivered by Buyer pursuant to this Agreement;

(d)           any claim by any Person for brokerage or finder’s fees or commissions or similar payments based upon any agreement or understanding alleged to have been made by such Person with Buyer (or any Person acting on Buyer’s behalf) in connection with any of the Contemplated Transactions;

(e)           any claim made by the United States Securities and Exchange Commission against Vamsi Maddipatla which is made solely as a result of the actions of Buyer prior to and after the Closing, provided that no indemnification will be provided for any claims which are made as a result of the actions of Mr. Vamsi Maddipatla, or

(f)           any Assumed Liabilities.

11.4           TIME LIMITATIONS
(a)           If the Closing occurs, Seller and Shareholders will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Sections 2.1 and 2.4(b) and Articles 10 and 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than those in Sections 3.9, 3.14, 3.16, 3.22, 3.26, 3.27, and 3.28, as to which a claim may be made at any time), only if on or before March 1, 2012, Buyer notifies Seller or Shareholders of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Buyer.

(b)           If the Closing occurs, Buyer will have liability (for indemnification or otherwise) with respect to any Breach of (i) a covenant or obligation to be performed or complied with prior to the Closing Date (other than those in Article 12, as to which a claim may be made at any time) or (ii) a representation or warranty (other than that set forth  in Section 4.4, as to which a claim may be made at any time), only if on or before March 1, 2012, Seller or Shareholders notify Buyer of a claim specifying the factual basis of the claim in reasonable detail to the extent then known by Seller or Shareholders.

11.5           RIGHT OF SETOFF
Upon notice to Seller of a material breach of the terms and conditions of this Agreement, Buyer may set off any amount to which it may be entitled under this Article 11 against amounts otherwise payable hereunder. Seller shall have ten days from date of notice of the intent of Buyer to set off any amounts to which it may be entitled to respond to the alleged action and provide a cure to same within thirty days of the initial notice by Buyer.  Buyer shall have ten (10) days to respond to Seller of its acceptance of the proposed cure.   The exercise of such right of setoff by Buyer in good faith, whether or not ultimately determined to be justified, will not constitute an event of default hereunder.  Neither the exercise of nor the failure to exercise such right of setoff or to give a notice of a claim under the Escrow Agreement will constitute an election of remedies or limit Buyer in any manner in the enforcement of any other remedies that may be available to it.

11.6           THIRD-PARTY CLAIMS
(a)           Promptly after receipt by a Person entitled to indemnity under Section 11.2 or 11.3 (an “Indemnified Person”) of notice of the assertion of a Third-Party Claim against it, such Indemnified Person shall give notice to the Person obligated to indemnify under such Section (an

“Indemnifying Person”) of the assertion of such Third-Party Claim, provided that the failure to notify the Indemnifying Person will not relieve the Indemnifying Person of any liability that it may have to any Indemnified Person, except to the extent that the Indemnifying Person demonstrates that the defense of such Third-Party Claim is prejudiced by the Indemnified Person’s failure to give such notice.

(b)           If an Indemnified Person gives notice to the Indemnifying Person pursuant to Section 11.6(a) of the assertion of a Third-Party Claim, the Indemnifying Person shall be entitled to participate in the defense of such Third-Party Claim and, to the extent that it wishes (unless (i) the Indemnifying Person is also a Person against whom the Third-Party Claim is made and the Indemnified Person determines in good faith that joint representation would be inappropriate or (ii) the Indemnifying Person fails to provide reasonable assurance to the Indemnified Person of its financial capacity to defend such Third-Party Claim and provide indemnification with respect to such Third-Party Claim), to assume the defense of such Third-Party Claim with counsel satisfactory to the Indemnified Person.  After notice from the Indemnifying Person to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person shall not, so long as it diligently conducts such defense, be liable to the Indemnified Person under this Article 11 for any fees of other counsel or any other expenses with respect to the defense of such Third-Party Claim, in each case subsequently incurred by the Indemnified Person in connection with the defense of such Third-Party Claim, other than reasonable costs of investigation. If the Indemnifying Person assumes the defense of a Third-Party Claim, no compromise or settlement of such Third-Party Claims may be effected by the Indemnifying Person without the Indemnified Person’s Consent unless (A) there is no finding or admission of any violation of Legal Requirement or any violation of the rights of any Person; (B) the sole relief provided is monetary damages that are paid in full by the Indemnifying Person; and (C) the Indemnified Person shall have no liability with respect to any compromise or settlement of such Third-Party Claims effected without its Consent.  If notice is given to an Indemnifying Person of the assertion of any Third-Party Claim and the Indemnifying Person does not, within ten (10) days after the Indemnified Person’s notice is given, give notice to the Indemnified Person of its election to assume the defense of such Third-Party Claim, the Indemnifying Person will be bound by any determination made in such Third-Party Claim or any compromise or settlement effected by the Indemnified Person.

(c)           Notwithstanding the foregoing, if an Indemnified Person determines in good faith that there is a reasonable probability that a Third-Party Claim may adversely affect it or its Related Persons other than as a result of monetary damages for which it would be entitled to indemnification under this Agreement, the Indemnified Person may, by notice to the Indemnifying Person, assume the exclusive right to defend, compromise or settle such Third-Party Claim, but the Indemnifying Person will not be bound by any determination of any Third-Party Claim so defended for the purposes of this Agreement or any compromise or settlement effected without its Consent (which may not be unreasonably withheld).

(d)           Notwithstanding the provisions of Section 13.4, Seller and each Shareholder hereby consent to the nonexclusive jurisdiction of any court in which a Proceeding in respect of a Third-Party Claim is brought against any Buyer Indemnified Person for purposes of any claim that a Buyer Indemnified Person may have under this Agreement with respect to such Proceeding or the matters alleged therein and agree that process may be served on Seller and Shareholders with respect to such a claim anywhere in the world.

(e)           With respect to any Third-Party Claim subject to indemnification under this Article 11: (i) both the Indemnified Person and the Indemnifying Person, as the case may be, shall keep the other Person fully informed of the status of such Third-Party Claim and any related Proceedings at all stages thereof where such Person is not represented by its own counsel, and (ii) the parties agree (each at its own expense) to render to each other such assistance as they may reasonably require of each other and to cooperate in good faith with each other in order to ensure the proper and adequate defense of any Third-Party Claim.

11.7           OTHER CLAIMS
A claim for indemnification for any matter not involving a Third-Party Claim may be asserted by notice to the party from whom indemnification is sought and shall be paid promptly after such notice.

11.8	INDEMNIFICATION IN CASE OF STRICT LIABILITY OR INDEMNITEE NEGLIGENCE
The indemnification provisions in this Article 11 shall be enforceable regardless of whether the liability is based upon past, present or future acts, claims or legal requirements (including any past, present or future bulk sales law, environmental law, fraudulent transfer act, occupational safety and health law or products liability, securities or other legal requirement) and regardless of whether any person (including the person from whom indemnification is sought) alleges or proves the sole, concurrent, contributory or comparative negligence of the person seeking indemnification or the sole or concurrent strict liability imposed upon the person seeking indemnification.

12.           CONFIDENTIALITY

12.1           RESTRICTED USE OF CONFIDENTIAL INFORMATION
Each Receiving Party acknowledges the confidential and proprietary nature of the Confidential Information of the Disclosing Party and agrees that such Confidential Information (i) shall be kept confidential by the Receiving Party; (ii) shall not be used for any reason or purpose other than to evaluate and consummate the Contemplated Transactions; and (iii) without limiting the foregoing, shall not be disclosed by the Receiving Party to any Person, except in each case as otherwise expressly permitted by the terms of this Agreement or with the prior written consent of an authorized representative of Seller with respect to Confidential Information of Seller or Shareholders (each, a “Seller Contact”) or an authorized representative of Buyer with respect to Confidential Information of Buyer (each, a “Buyer Contact”).  Each of Buyer and Seller and Shareholders shall disclose the Confidential Information of the other party only to its Representatives who require such material for the purpose of evaluating the Contemplated Transactions and are informed by Buyer, Seller or Shareholders, as the case may be, of the obligations of this Article 12 with respect to such information.  Each of Buyer, Seller and Shareholders shall (iv) enforce the terms of this Article 12 as to its respective Representatives; (v) take such action to the extent necessary to cause its Representatives to comply with the terms and conditions of this Article 12; and (vi) be responsible and liable for any breach of the provisions of this Article 12 by it or its Representatives.  From and after the Closing, the provisions of this Section shall not apply to or restrict in any manner Buyer’s use of any

Confidential Information of the Seller or Shareholders relating to any of the Assets or the Assumed Liabilities.

12.2           EXCEPTIONS
Section 12.1 does not apply to that part of the Confidential Information of a Disclosing Party that a Receiving Party demonstrates (a) was, is or becomes generally available to the public other than as a result of a breach of this Article 12 or the Confidentiality Agreement by the Receiving Party or its Representatives; (b) was or is developed by the Receiving Party independently of and without reference to any Confidential Information of the Disclosing Party; or (c) was, is or becomes available to the Receiving Party on a non-confidential basis from a Third Party not bound by a confidentiality agreement or any legal, fiduciary or other obligation restricting disclosure.

12.3           LEGAL PROCEEDINGS
If a Receiving Party becomes compelled in any Proceeding or is requested by a Governmental Body having regulatory jurisdiction over the Contemplated Transactions to make any disclosure that is prohibited or otherwise constrained by this Article 12, that Receiving Party shall provide the Disclosing Party with prompt notice of such compulsion or request so that it may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Article 12.  In the absence of a protective order or other remedy, the Receiving Party may disclose that portion (and only that portion) of the Confidential Information of the Disclosing Party that, based upon advice of the Receiving Party’s counsel, the Receiving Party is legally compelled to disclose or that has been requested by such Governmental Body, provided, however, that the Receiving Party shall use reasonable efforts to obtain reliable assurance that confidential treatment will be accorded by any Person to whom any Confidential Information is so disclosed.  The provisions of this Section 12.3 do not apply to any Proceedings between the parties to this Agreement.

12.4           RETURN OR DESTRUCTION OF CONFIDENTIAL INFORMATION
If this Agreement is terminated, each Receiving Party shall (a) destroy all Confidential Information of the Disclosing Party prepared or generated by the Receiving Party without retaining a copy of any such material; and (b) promptly deliver to the Disclosing Party all other Confidential Information of the Disclosing Party, together with all copies thereof, in the possession, custody or control of the Receiving Party or, alternatively, with the written consent of a Seller Contact or a Buyer Contact (whichever represents the Disclosing Party) destroy all such Confidential Information.

13.           GENERAL PROVISIONS

13.1           EXPENSES
Except as otherwise provided in this Agreement, each party to this Agreement will bear its respective fees and expenses incurred in connection with the preparation, negotiation, execution and performance of this Agreement and the Contemplated Transactions, including all fees and expense of its Representatives.  If this Agreement is terminated, the obligation of each party to pay its own fees and expenses will be subject to any rights of such party arising from a Breach of this Agreement by another party.

13.2           PUBLIC ANNOUNCEMENTS
Any public announcement, press release or similar publicity with respect to this Agreement or the Contemplated Transactions will be issued, if at all, at such time and in such manner as Buyer determines. Except with the prior consent of Buyer or as permitted by this Agreement, neither Seller, Shareholders nor any of their Representatives shall disclose to any Person any information about the Contemplated Transactions, including the status of such discussions or negotiations, the execution of any documents (including this Agreement) or any of the terms of the Contemplated Transactions or the related documents (including this Agreement). Seller and Buyer will consult with each other concerning the means by which Seller’s employees, customers, suppliers and others having dealings with Seller will be informed of the Contemplated Transactions, and Buyer will have the right to be present for any such communication.

13.3           NOTICES
All notices, Consents, waivers and other communications required or permitted by this Agreement shall be in writing and shall be deemed given to a party when (a) delivered to the appropriate address by hand or by nationally recognized overnight courier service (costs prepaid); (b) sent by facsimile or e-mail with confirmation of transmission by the transmitting equipment; or (c) received or rejected by the addressee, if sent by certified mail, return receipt requested, in each case to the following addresses, facsimile numbers or e-mail addresses and marked to the attention of the person (by name or title) designated below (or to such other address, facsimile number, e-mail address or person as a party may designate by notice to the other parties):

Seller:  OSR Solutions, Inc.                                                                                 with a mandatory copy to:
__________________________________                                                 ____________________________
__________________________________                                                 ____________________________
Attention: _________________________                                                   Attention: ___________________
Fax no.: ___________________________                                                   Fax no.: _____________________
E-mail address: _____________________                                                    E-mail address: _______________

Shareholders:  Vamsidhar Maddipatla                                                              with a mandatory copy to:
20 Forest Court South                                                                                          Inderjit K. Sidhu, ESQ LLC
Monmouth Junction, New Jersey 08852                                                           2540 Route 130 North, Ste 118
 Cranbury, New Jersey 08512
Attention: Vamsidhar Maddipatla                                                                     Attention: Inderjit K. Sidhu
Fax no.: __________________________                                                     Fax no.: 609-228-4022
E-mail address: vamsi@laxai.com                                                                       E-mail: inderjit@indysidhu.com

Buyer:  OSR Holding Corp.                                                                                 with a mandatory copy to:
8905 Regents Park Drive, Suite 210                                                                    Jones & Haley, P.C.
Tampa, Florida  33647                                                                                          115 Perimeter Center Place, Suite 170
Attention: Ram Ajjarapu                                                                                     Atlanta, Georgia  30346
Fax no.: (212) 202-3628                                                                                         Fax no.: (770) 804-0509
E-mail address: ram@intlcap.net                                                                        E-mail address: jones@corplaw.net

13.4           JURISDICTION; SERVICE OF PROCESS
Any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction may be brought in the courts of the State of Florida, County of Hillsborough, or, if it has or can acquire jurisdiction, in the United States District Court for the Middle District of Florida, and each of the parties irrevocably submits to the exclusive jurisdiction of each such court in any such Proceeding, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the Proceeding shall be heard and determined only in any such court and agrees not to bring any Proceeding arising out of or relating to this Agreement or any Contemplated Transaction in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement between the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any Proceeding referred to in the first sentence of this section may be served on any party anywhere in the world.

13.5           ENFORCEMENT OF AGREEMENT
Seller and Shareholders acknowledge and agree that Buyer would be irreparably damaged if any of the provisions of this Agreement are not performed in accordance with their specific terms and that any Breach of this Agreement by Seller or Shareholders could not be adequately compensated in all cases by monetary damages alone.  Accordingly, in addition to any other right or remedy to which Buyer may be entitled, at law or in equity, it shall be entitled to enforce any provision of this Agreement by a decree of specific performance and to temporary, preliminary and permanent injunctive relief to prevent Breaches or threatened Breaches of any of the provisions of this Agreement, without posting any bond or other undertaking.

13.6           WAIVER; REMEDIES CUMULATIVE
The rights and remedies of the parties to this Agreement are cumulative and not alternative.  Neither any failure nor any delay by any party in exercising any right, power or privilege under this Agreement or any of the documents referred to in this Agreement will operate as a waiver of such right, power or privilege, and no single or partial exercise of any such right, power or privilege will preclude any other or further exercise of such right, power or privilege or the exercise of any other right, power or privilege.  To the maximum extent permitted by applicable law, (a) no claim or right arising out of this Agreement or any of the documents referred to in this Agreement can be discharged by one party, in whole or in part, by a waiver or renunciation of the claim or right unless in writing signed by the other party; (b) no waiver that may be given by a party will be applicable except in the specific instance for which it is given; and (c) no notice to or demand on one party will be deemed to be a waiver of any obligation of that party or of the right of the party giving such notice or demand to take further action without notice or demand as provided in this Agreement or the documents referred to in this Agreement.

13.7           ENTIRE AGREEMENT AND MODIFICATION
This Agreement supersedes all prior agreements, whether written or oral, between the parties with respect to its subject matter (including any letter of intent and any confidentiality agreement between Buyer and Seller) and constitutes (along with the Schedules, Exhibits and other documents delivered pursuant to this Agreement) a complete and exclusive statement of the terms of the agreement between the parties with respect to its subject matter. This Agreement may not be amended, supplemented, or otherwise modified except by a written agreement executed by the party to be charged with the amendment.

13.8           ASSIGNMENTS, SUCCESSORS AND NO THIRD-PARTY RIGHTS
No party may assign any of its rights or delegate any of its obligations under this Agreement without the prior written consent of the other parties, except that Buyer may assign any of its rights and delegate any of its obligations under this Agreement to any Subsidiary of Buyer and may collaterally assign its rights hereunder to any financial institution providing financing in connection with the Contemplated Transactions.  Subject to the preceding sentence, this Agreement will apply to, be binding in all respects upon and inure to the benefit of the successors and permitted assigns of the parties.  Nothing expressed or referred to in this Agreement will be construed to give any Person other than the parties to this Agreement any legal or equitable right, remedy or claim under or with respect to this Agreement or any provision of this Agreement, except such rights as shall inure to a successor or permitted assignee pursuant to this Section 13.8.

13.9           SEVERABILITY
If any provision of this Agreement is held invalid or unenforceable by any court of competent jurisdiction, the other provisions of this Agreement will remain in full force and effect. Any provision of this Agreement held invalid or unenforceable only in part or degree will remain in full force and effect to the extent not held invalid or unenforceable.

13.10           CONSTRUCTION
The headings of Articles and Sections in this Agreement are provided for convenience only and will not affect its construction or interpretation. All references to “Articles,” “Sections” and “Parts” refer to the corresponding Articles, Sections and Parts of this Agreement and the Schedules.

13.11           TIME OF ESSENCE
With regard to all dates and time periods set forth or referred to in this Agreement, time is of the essence.

13.12           GOVERNING LAW
This Agreement will be governed by and construed under the laws of the State of Florida without regard to conflicts-of-laws principles that would require the application of any other law.

13.13           EXECUTION OF AGREEMENT
This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement.  The exchange of copies of this Agreement and of signature pages by facsimile or email transmission shall constitute effective execution and delivery of this Agreement as to the parties and may be used in lieu of the original Agreement for all purposes.  Signatures of the parties transmitted by facsimile or email shall be deemed to be their original signatures for all purposes.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first written above.

BUYER:                                                                           SELLER:

OSR HOLDING CORP                                                                         OSR SOLUTIONS, INC.

By: /s/ J. Ram Ajjarapu                                                                        By:/s/ Vamsi Maddipatla
Authorized Officer                                                                Authorized Officer

SHAREHOLDERS:

/s/ Vamsi Maddipatla
Vamsi Maddipatla

____________________________________